EXHIBIT 2.1
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PURCHASE AND ASSUMPTION AGREEMENT
BY AND AMONG
RBS CITIZENS, NATIONAL ASSOCIATION,
COMMUNITY BANK, NATIONAL ASSOCIATION,
AND
COMMUNITY BANK SYSTEM, INC.
June 24, 2008

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SCHEDULES

Schedule 1.1(a)	ATMs
Schedule 1.1(b)	ATM Leases
Schedule 1.1(c)	Branch Leases
Schedule 1.1(d)	Branches
Schedule 1.1(e)	Commercial CD Liabilities
Schedule 1.1(f)	Commercial Deposit Liabilities
Schedule 1.1(g)	Commercial Loans
Schedule 1.1(h)	Consumer CD Liabilities
Schedule 1.1(i)	Consumer Deposit Liabilities
Schedule 1.1(j)	Consumer Loans
Schedule 1.1(k)	Employees
Schedule 1.1(l)	Excluded Commercial Customers
Schedule 1.1(m)	Fixed Assets
Schedule 1.1(n)	Government Deposit Liabilities
Schedule 1.1(o)	Real Property
Schedule 1.1(p)	Real Property Purchase Price
Schedule 1.1(q)	Regulatory Approvals
Schedule 1.1(r)	SBA Loans
Schedule 8.6	Nonsolicit Executives
Schedule 14.1	Terms of Data Processing Conversion

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EXHIBITS

Exhibit A	Form of Bargain and Sale Deed
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Lease Assignments
Exhibit E	Form of Seller’s Officer’s Certificate
Exhibit F	Form of Seller’s Limited Power of Attorney
Exhibit G	Form of Purchaser’s Officer’s Certificate

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PURCHASE AND ASSUMPTION AGREEMENT
     This Purchase and Assumption Agreement (“Agreement”) dated as of June 24, 2008 by and among RBS Citizens, National Association, a national banking association with its principal office at One Citizens Plaza, Providence, Rhode Island 02903 (“Seller”), Community Bank, National Association, a national banking association with its principal office at 45-49 Court Street, Canton, New York 13617 (“Purchaser”), and Community Bank System, Inc., a Delaware corporation with its principal office at 5790 Widewaters Parkway, DeWitt, New York 13214 (“Parent”).
     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, certain of Seller’s assets in accordance with the terms and provisions of this Agreement; and
     WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain of Seller’s liabilities in accordance with the terms and provisions of this Agreement.
     NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Seller, Purchaser and Parent each hereby agrees as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Accrued Interest” shall mean, as of any date, (a) with respect to the Deposit Liabilities, any interest, dividends, fees, costs and other charges that have been accrued on but have not been paid to Seller or credited or charged to the Deposit Liabilities, each as reflected on Seller’s general ledger, and (b) with respect to the Loans, the Advance Lines, the Negative Deposits, and the other Purchased Assets, any interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Loans, the Advance Lines, the Negative Deposits, or the other Purchased Assets but have not been paid by the applicable borrower, guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise, as reflected on Seller’s general ledger.
     “AAA” shall have the meaning specified in Section 17.8.
     “ACH” shall mean Automated Clearing House.
     “ADA” shall mean the Americans with Disabilities Act of 1990 and similar state and local laws, regulations, rules and ordinances, each as amended.

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     “Adjusted Payment Amount” shall mean the amount by which the aggregate balance (including Accrued Interest) of the Deposit Liabilities transferred to Purchaser as of the close of business on the Closing Date exceeds the Asset Price as of the close of business on the Closing Date.
     “Advance Lines” shall mean all overdraft lines of credit to owners of the Deposit Liabilities, plus any and all Accrued Interest thereon, all as reflected on Seller’s general ledger as of the close of business on the Closing Date.
     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or any director, officer, partner, joint venture or member of such Person, and any successors of such Person.
     “Agreement” shall have the meaning specified in the preamble and include the exhibits and schedules, each as in effect from time to time, attached hereto and made a part hereof.
     “Asset Price” shall mean, as the date of references, the aggregate of Section 3.1(b) through Section 3.1(h).
     “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form of Exhibit C.
     “Assumed Liabilities” shall have the meaning specified in Section 2.2(a).
     “ATMs” shall mean the automated teller machines listed on Schedule 1.1(a).
     “ATM Leases” shall mean the lease agreements for the ATMs listed on Schedule 1.1(b).
     “Average Commercial CD Liabilities” shall mean the sum of the closing daily balances of the Commercial CD Liabilities as shown on Seller’s general ledger for each calendar day during the calendar month immediately preceding the Closing Date divided by the number of such days.
     “Average Commercial Deposit Liabilities” shall mean the sum of the closing daily balances (excluding for purposes of calculating the Deposit Premium, amounts swept from accounts pursuant to sweep or repurchase arrangements) of the Commercial Deposit Liabilities as shown on Seller’s general ledger for each calendar day during the calendar month immediately preceding the Closing Date divided by the number of such days.
     “Average Consumer CD Liabilities” shall mean the sum of the closing daily balances of the Consumer CD Liabilities as shown on Seller’s general ledger for each calendar day during the calendar month immediately preceding the Closing Date divided by the number of such days.
     “Average Consumer Deposit Liabilities” shall mean the sum of the closing daily balances of the Consumer Deposit Liabilities as shown on Seller’s general ledger for each calendar day during the calendar month immediately preceding the Closing Date divided by the number of such days.

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     “Average Government Deposit Liabilities” shall mean the sum of the closing daily balances of the Government Deposit Liabilities as shown on Seller’s general ledger for each of the first four (4) Wednesdays immediately preceding the Closing Date divided by four (4), except for purposes of calculating the Estimated Deposit Premium the calculation shall be based on the first four (4) Wednesdays immediately preceding the first day of the calendar month containing the Closing Date and the sum shall be divided by four (4).
     “Best Efforts” shall mean efforts determined to be reasonably diligent by the parties.
     “Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
     “Branch Leases” shall mean the lease agreements for the Branches listed on Schedule 1.1(c), as such agreements have been amended, renewed or extended prior to the date of this Agreement, and as may be further amended, renewed, extended or terminated in the ordinary course of business following the date of the Agreement and prior to the Closing Date with, Purchaser’s written consent (which shall not be unreasonably withheld or delayed).
     “Branch Market” shall mean the area comprised of (a) the following counties in the State of New York: Clinton, Essex, Franklin, Jefferson, Hamilton, Lewis, and St. Lawrence Counties and (b) the portions of the following zip codes in Washington County, New York and Warren County, New York: 12853, 12817, 12808, 12815, 12836, 12843, 12860, 12886, 12814, 12887, 12819, 12861, and 12837.
     “Branch Nonsolicitation Period” shall mean the three (3) year period after the Closing Date.
     “Branch Related Account” shall mean any demand deposit account, passbook account, statement savings account, checking account, money market account, NOW account, certificate of deposit (excluding those owned by a government entity), IRA, Keogh Plan, Employee Pension Plan, loan, or safe deposit agreement that has listed as its Primary Holder a Person that either (a) is a Primary Holder of a Deposit Liability, or (b) is identified on Seller’s books and records as a customer of Seller’s commercial or government banking business having a primary address within the Branch Market, or (c), in the case of a loan, resides in the Branch Market and such loan is booked to a Branch. For purposes of this definition, the word “loan” shall not mean a loan that is a type of Loan excluded from this Agreement.
     “Branches” shall mean the branch offices of Seller listed on Schedule 1.1(d).
     “Business” shall mean the Consumer Business, the Commercial Business, and the Deposit Liabilities.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of New York or the State of Rhode Island.

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     “Cash” shall mean all petty cash, vault cash and teller cash in each Branch as of the close of business of such Branch on the Closing Date or such other time agreed to by the parties, and any ATM cash as of a time agreed to by the parties on the Closing Date.
     “Claim Notice” shall have the meaning specified in Section 17.8.
     “Claimant” shall have the meaning specified in Section 17.8.
     “Closing” shall have the meaning specified in Section 5.1.
     “Closing Date” shall mean the date on which the Closing takes place which, except as Seller and Purchaser otherwise may mutually agree in writing, shall be the Friday next following the seventh (7th) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article XIII (other than obligations to be performed at the Closing).
     “Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, each as amended.
     “Commercial Assets” shall mean the Commercial Loans and the SBA Loans.
     “Commercial Business” shall mean the Commercial Assets and the Commercial Liabilities.
     “Commercial CD Liabilities” shall mean all of Seller’s liabilities and obligations relating to (a) the commercial certificate of deposit accounts assigned to a Branch and listed on Schedule 1.1(e) and as updated on the Closing Date and (b) the commercial certificate of deposit accounts which are opened in the ordinary course of business at a Branch or assigned to a Branch between June 1, 2008 and the close of business on the Closing Date, which are of the same type as the deposit accounts listed on Schedule 1.1(e). Commercial CD Liabilities shall not include such liabilities and obligations related to (a) such accounts held by any customer of Seller with sales or revenue in any fiscal year of customer of twenty-five million dollars (US$25,000,000) or more as reported by such customer or any credible third-party source, (b) such accounts held by any Person set forth on Schedule 1.1(l) as this Schedule may be updated between the date of this Agreement and the Closing Date to reflect customers that have opened such accounts with Seller between June 1, 2008 and the close of business on the Closing Date which require the institution providing such accounts to have a credit rating of A or better as rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., provided that such added customers shall not be a government entity, and (c) any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date or any actions, suits or proceedings arising out of Seller’s actions prior to the Closing Date concerning the Commercial CD Liabilities.
     “Commercial Deposit Liabilities” shall mean all of Seller’s liabilities and obligations relating to (a) the commercial deposit accounts assigned to a Branch and listed on Schedule 1.1(f) and as updated on the Closing Date, and (b) the commercial deposit accounts which are opened in the ordinary course of business at a Branch or assigned to a Branch between June 1, 2008 and

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the close of business on the Closing Date, which are of the same type as the deposit accounts listed on Schedule 1.1(f), including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, and IRA, Keogh Plan and Employee Pension Plan accounts, and all Accrued Interest thereon, all as exists at the close of business on the Closing Date. Commercial Deposit Liabilities shall include accounts subject to sweep, repurchase or similar arrangements, but shall exclude Commercial CD Liabilities, all Commercial Deposit Liabilities that are Excluded IRA/Keogh/Employee Pension Plan Deposits and all such liabilities and obligations related to (a) such accounts held by any customer of Seller with sales or revenue in any fiscal year of customer of twenty-five million dollars (US$25,000,000) or more as reported by such customer or any credible third-party source, (b) such accounts held by any Person set forth on Schedule 1.1(l) as this Schedule may be updated between the date of this Agreement and the Closing Date to reflect customers that have opened such accounts with Seller between June 1, 2008 and the close of business on the Closing Date which require the institution providing such accounts to have a credit rating of A or better as rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., provided that such added customers shall not be a government entity, and (c) any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date or any actions, suits or proceedings arising out of Seller’s actions prior to the Closing Date concerning the Commercial Deposit Liabilities.
     “Commercial Liabilities” shall mean any and all liabilities and obligations relating to the Commercial Assets, including all obligations to fund Unfunded Advances under the Commercial Loans included therein, without regard to the date the commitment or commitments to fund such Unfunded Advances arose.
     “Commercial Loans” shall mean (a) the loans listed on Schedule 1.1(g) and as updated on the Closing Date (excluding any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, terminated or extended in the ordinary course of business consistent with Seller’s credit standards between June 1, 2008 and the close of business on the Closing Date, (b) loans made to commercial customers of the same type listed on Schedule 1.1(g) and originated at a Branch in the ordinary course of business or made to a commercial customer having its principal place of business in the Branch Market between June 1, 2008 and the close of business on the Closing Date (excluding any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, terminated or extended in the ordinary course of business consistent with Seller’s credit standards between June 1, 2008 and the close of business on the Closing Date, and (c) any application taken at a Branch in the ordinary course of business between June 1, 2008 and the Closing Date and pending on the Closing Date for a loan of the same type listed on Schedule 1.1(g) to be made to a commercial customer; provided, however, that Commercial Loans shall not include any loan described in (a) or (b) above if such loan, as of the Closing Date, is (i) subject to a pending legal proceeding related to a Customer’s inability or refusal to pay such loan, (ii) more than thirty (30) days past due with respect to the payment of principal or interest and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Past-Due. Commercial Loans shall not include (t)(i) any commercial loans made by Seller

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to any customer with sales or revenue in any fiscal year of customer of twenty-five million dollars (US$25,000,000) or more as reported by such customer or any credible third-party source, (ii) such accounts held by any Person set forth on Schedule 1.1(l) as this Schedule may be updated between the date of this Agreement and the Closing Date to reflect customers that have obtained such loans from Seller between June 1, 2008 and the close of business on the Closing Date which require the institution providing such accounts to have a credit rating of A or better as rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. provided that such added customer shall not be a government entity, and (iii) any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date, or any actions, suits or proceedings arising out of Seller’s actions prior to the Closing Date concerning the Commercial Loans, (u) commercial asset-based loans, (v) leases, (w) credit card loans, (x) certain loans included in securitizations, (y) any of the commercial loans in the US$18,190,008.23 loan portfolio related to the sample of loan file materials delivered to Purchaser on June 23, 2008, that Purchaser determines in its sole discretion it will not accept and notifies Seller of such within three (3) weeks of the delivery of the related loan file materials for such portfolio, and (z) any other loans not described in (a), (b) and (c) above. Each Commercial Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are reasonably available, whether in the loan file relating to such loan or otherwise, including appraisals and environmental studies, if any, and any and all collateral held by Seller as security therefor or in which a security interest, Lien or mortgage has been granted to Seller and any and all guarantees, insurance and other credit enhancements relating to such loan, and all Accrued Interest thereon, all as exists at the close of business on the Closing Date. The parties understand and agree that Commercial Loans may be comprised of some loans made to government entities and such loans shall be treated as Commercial Loans under the terms of this Agreement.
     “Comparable Job” shall mean with respect to any Employee, a position with Purchaser (a) with the same or substantially similar base compensation as the base compensation paid by Seller immediately prior to the Closing; (b) with the same or a substantially similar job title as before the Closing; (c) with reasonably similar employment background and skill set as to current job; (d) with no significant changes in work schedule; and (e) to be performed: (i) with respect to a non-exempt Employee who works at a Branch, at the same Branch or at a Branch located no further than thirty-five (35) miles from the Branch where such employee works on the Closing Date, or (ii) with respect to an exempt Employee, at the same Branch or at a Branch no further than fifty (50) miles from the Branch where such employee works on the Closing Date. For the purposes of this Agreement, substantially similar base compensation shall mean base compensation to be paid by Purchaser that is within the Employee’s pay grade with Seller on the Closing Date or within one pay grade of the Employee’s pay grade with Seller on the Closing Date (either above or below). For purposes of this definition, if any Employee earns more than fifty percent (50%) of his or her total compensation from incentive compensation, references to “base compensation” shall be replaced by “total compensation” for such Employee.
     “Confidentiality Agreement” shall mean that certain letter agreement between Parent and Seller dated as of April 2, 2008.

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     “Consumer Assets” shall mean the Real Property, the ATMs, the ATM Leases, the Fixed Assets, the Consumer Loans, the Cash, the Branch Leases, the Safe Deposit Agreements and all keys for the safe deposit boxes located in the Branches and all of Seller’s records related to such safe deposit boxes.
     “Consumer Business” shall mean the Consumer Assets, the Consumer Liabilities and the Employees.
     “Consumer CD Liabilities” shall mean all of Seller’s liabilities and obligations relating to (a) the consumer certificate of deposit accounts assigned to a Branch and listed on Schedule 1.1(h) and as updated on the Closing Date, and (b) the consumer certificate of deposit accounts which are opened in the ordinary course of business at a Branch or assigned to a Branch between June 1, 2008 and the close of business on the Closing Date, which are of the same type as the deposit accounts listed on Schedule 1.1(h).
     “Consumer Deposit Liabilities” shall mean all of Seller’s liabilities and obligations relating to (a) the consumer deposit accounts assigned to a Branch and listed on Schedule 1.1(i) and as updated on the Closing Date, and (b) consumer deposit accounts which are opened in the ordinary course of business at a Branch or assigned to a Branch between June 1, 2008 and the close of business on the Closing Date, which are of the same type as the deposit accounts listed on Schedule 1.1(i), including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, and IRA, Keogh Plan and Employee Pension Plan accounts, and all Accrued Interest thereon, all as exists at the close of business on the Closing Date. Consumer Deposit Liabilities shall exclude (a) all Consumer CD Liabilities and all Consumer Deposit Liabilities that are Excluded IRA/Keogh/Employee Pension Plan Deposits and (b) any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date or any actions, suits, or proceedings arising out of Seller’s actions prior to the Closing Date concerning the Consumer Deposit Liabilities.
     “Consumer Liabilities” shall mean any and all liabilities and obligations relating to the Consumer Assets, including all obligations to fund Unfunded Advances under the Consumer Loans included therein, without regard to the date the commitment or commitments to fund such Unfunded Advances arose.
     “Consumer Loans” shall mean (a) the loans listed on Schedule 1.1(j) and as updated on the Closing Date (excluding any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business consistent with Seller’s credit standards between June 1, 2008 and the close of business on the Closing Date, (b) all loans which are of the same type as listed on Schedule 1.1(j) and originated at or assigned to a Branch made in the ordinary course of business between June 1, 2008 and the close of business on the Closing Date (excluding any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, terminated or extended in the ordinary course of business consistent with Seller’s credit standards between June 1, 2008 and the close of business on the Closing Date, and (c) any application pending on the Closing Date for a loan of the same type listed on Schedule 1.1(j) and originated at or assigned to a Branch; provided, however, that

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Consumer Loans shall not include any loan described in (a) or (b) above, if such loan, as of the Closing Date, is (i) subject to a pending legal proceeding related to a Customer’s inability or refusal to pay such loan or (ii) more than thirty (30) days past due with respect to the payment of principal or interest and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Past-Due. Consumer Loans shall not include (i) any consumer leases, consumer credit card loans, indirect auto loans, student loans, certain loans included in securitizations, (ii) any other loans not described in (a), (b) and (c) above, (iii) any home equity loan having a Fair Isaac and Company score below 660 and/or a combined loan-to-value ratio of 85% or higher and any purchase money or refinance mortgage loan having a Fair Isaac and Company score below 660 and/or a loan-to-value ratio of 80% or higher, or (iv) any actions, suits or proceedings pending, or to Knowledge of Seller threatened, as of the Closing Date or any actions, suits or proceedings arising out of Seller’s actions prior to the Closing Date concerning the Consumer Loans. Each Consumer Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are reasonably available, whether in the loan file relating to such loan or otherwise, including appraisals and environmental studies, if any, any and all collateral held by Seller as security therefor or in which a security interest, Lien or mortgage has been granted to Seller and any and all guarantees, insurance and other credit enhancements relating thereto, and all Accrued Interest thereon, all as exists at the close of business on the Closing Date.
     “Customers” shall mean, individually and collectively, (a) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (b) the obligors under the Loans, and/or (c) the parties (other than Seller and its Affiliates) to the Safe Deposit Agreements.
     “Customer Notices” shall mean a letter, notice, statement or other form of communication sent to Customers and announcing the transactions in accordance with Section 10.3.
     “Damages” shall mean claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses).
     “Deposit Liabilities” or “Deposit Liability” shall mean the Consumer Deposit Liabilities, Consumer CD Liabilities, Commercial Deposit Liabilities, Commercial CD Liabilities, and Government Deposit Liabilities. Deposit Liabilities shall exclude the Government CD Liabilities and all Consumer Deposit Liabilities or Commercial Deposit Liabilities that are also Excluded IRA/Keogh/Employee Pension Plan Deposits.
     “Deposit Premium” shall mean the aggregate amount equal to: (a) one million one hundred forty-four thousand dollars (US$1,144,000), plus (b) 16% of the Average Consumer Deposit Liabilities, plus (c) 16% of the Average Commercial Deposit Liabilities, plus (d) the lesser of (i) 7.5% of the Average Consumer CD Liabilities and the Average Commercial CD Liabilities or (ii) sixteen million one hundred twenty-five thousand dollars (US$16,125,000), plus (e) the lesser of (i) 7.5% of the Average Government Deposit Liabilities or (ii) seven million five hundred thousand dollars (US$7,500,000).
     “Draft Closing Statement” shall mean a draft closing statement, in a form agreed to by the parties, as of the close of business of the last day of the calendar month immediately

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preceding the Closing Date, setting forth an estimate of the Purchase Price, the Estimated Deposit Premium, the Estimated Payment Amount, an estimate of all adjustments and prorations contemplated by Section 3.5, and any other information agreed to by the parties.
     “Employee Pension Plan” shall mean any retirement plan qualified under the requirements of Section 401(a) of the Code, for which Seller serves as a trustee or a custodian.
     “Employees” shall mean the employees of Seller listed on Schedule 1.1(k), excluding such employees who shall leave Seller’s employ between the date hereof and the close of business on the Closing Date, but including: replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and any Person who fills a vacant position at a Branch in the ordinary course of business between the date hereof and the Closing Date to provide Branch services to Customers, provided that Purchaser has given its written consent prior to Seller hiring such replacements or filling such vacancies between the date hereof and the Closing Date.
     “Environmental Condition” shall mean the violation of any Environmental Law and/or the presence of any Hazardous Materials on or under any of the Real Property of a kind, quantity and concentration in violation of any Environmental Laws or that requires notification, investigation, or remediation under Environmental Laws.
     “Environmental Consultant” shall mean an independent, qualified environmental engineer or consultant.
     “Environmental Due Diligence Date” shall mean the forty-fifth (45th) day following the execution hereof or, if such day shall not be a Business Day, the next Business Day thereafter, unless said date is extended in accordance with Section 11.1(c), in which case, said date shall mean the date to which extended thereunder.
     “Environmental Due Diligence Period” shall mean the period commencing on the date hereof and ending on the Environmental Due Diligence Date.
     “Environmental Laws” shall mean all federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of human health or the environment against Hazardous Materials, and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. §§ 201, 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.),

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Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and similar state and local statutes, including, without limitation, the New York Navigation Law, and all regulations adopted pursuant thereto, each as amended.
     “Environmental Remediation” shall mean investigative or remedial actions, including sampling, excavation, removal, offsite treatment or disposal, in-place treatment or containment or monitoring, which are reasonable, necessary, and required by applicable Environmental Laws to address an Environmental Condition.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (11 U.S.C. § 1101 et seq.)
     “Estimated Deposit Premium” shall mean the aggregate amount equal to: (a) one million one hundred forty-four thousand dollars (US$1,144,000), plus (b) 16% of the Average Consumer Deposit Liabilities, plus (c) 16% of the Average Commercial Deposit Liabilities, plus (d) the lesser of (i) 7.5% of the Average Consumer CD Liabilities and Average Commercial CD Liabilities or (ii) sixteen million one hundred twenty-five thousand dollars (US$16,125,000), plus (e) the lesser of (i) 7.5% of the Average Government Deposit Liabilities or (ii) seven million five hundred thousand dollars (US$7,500,000).
     “Estimated Payment Amount” shall mean the amount by which the aggregate balance (including Accrued Interest) of the Deposit Liabilities as of the last day of the calendar month immediately preceding the Closing Date exceeds the Asset Price as of last day of the calendar month immediately preceding the Closing Date.
     “Excluded Fixed Assets” shall mean (a) all artwork, supplies, signs, marketing aids, trade fixtures or equipment specifically identifying or relating in any way to Seller or any of its Affiliates or containing any logo or other symbol of Seller or any of its Affiliates and located in the Branches on the Closing Date; (b) all software, source and object code, associated licenses, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located in the Branches on the Closing Date; (c) all hardware related to the Branch teller stations, (d) all electronic mail records and databases; and (e) all Internet domain names and Uniform Resource Locators (URLs).
     “Excluded IRA/Keogh/Employee Pension Plan Deposits” shall have the meaning specified in Section 12.11(a).
     “FDIA” shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1811 et seq.).
     “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
     “Federal Funds Rate” shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption “Federal Funds (Effective)”. H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board.

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     “Final” shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.
     “Final Approval Date” shall mean, with respect to the transactions contemplated hereby, the date upon which the last of the following has occurred: (a) all Regulatory Approvals have been obtained; (b) all applicable regulatory notices which are required to be published or given prior to consummation of the transactions contemplated hereby have been published or given; (c) the filing of all applicable regulatory applications; and (d) the expiration of all applicable regulatory comment and waiting periods.
     “Final Closing Statement” shall mean a statement in a form mutually agreed to by the parties setting forth (a) the Purchase Price and each component thereof (including with respect to the Loans a schedule of Loans as of the Closing Date) as of the close of business on the Closing Date, (b) the amount of Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser as of the close of business on the Closing Date, (c) the Asset Price as of the close of business on the Closing Date, (d) the Deposit Premium and the Adjusted Payment Amount, and (e) all adjustments and prorations contemplated by Section 3.5.
     “Fixed Assets” shall mean all of the furniture, fixtures, equipment, leasehold improvements and other assets owned by Seller and located in the Branches as set forth on Schedule 1.1(m), plus new items acquired in the ordinary course of business in operating the Branches, all as updated as of the last day of the calendar month immediately proceeding the Closing Date. Fixed Assets shall exclude the Excluded Fixed Assets.
     “GAAP” shall mean “generally accepted accounting principles” consistently applied as are in effect from time to time in the United States of America.
     “General Nonsolicitation Period” shall mean the two (2) year period after the Closing Date.
     “Government CD Liabilities” shall mean all of Seller’s liabilities and obligations relating to any certificate of deposit account owned by a local government customer and assigned to a Branch.
     “Government Deposit Liabilities” shall mean all of Seller’s liabilities and obligations relating to (a) the government banking deposit accounts assigned to a Branch and listed on Schedule 1.1(n) and as updated on the Closing Date, and (b) the government banking deposit accounts which are opened in the ordinary course of business at a Branch or assigned to a Branch between June 1, 2008 and the close of business on the Closing Date, which are of the same type as the deposit accounts listed on Schedule 1.1(n), and are opened on behalf of a local government customer. Government Deposit Liabilities shall exclude all Government CD Deposit Liabilities and any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date or any actions, suits or proceedings arising out of Seller’s actions prior to the Closing Date concerning the Government Deposit Liabilities.

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     “Hazardous Materials” means any substance, material or waste which is regulated under any Environmental Law, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “containment,” “toxic waste” or “toxic substance” or other similar terms, and shall include, without limitation, chemical substances, mixtures or compounds, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation.
     “Indemnified Party” shall mean a party entitled to indemnification under this Agreement.
     “Indemnitor” shall mean a party having an indemnification obligation under this Agreement.
     “IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.
     “IRS” shall mean the Internal Revenue Service of the United States or any successor thereto.
     “Items” shall mean (a) transfers of funds by wire or through the ACH, checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit Liabilities, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.
     “Keogh Plan” shall mean an Employee Pension Plan covering self-employed individuals.
     “Knowledge” shall mean, with respect to Seller, the actual knowledge as of the date hereof, without further investigation, of any of Seller’s officers who hold the title of Senior Vice President or above and have substantial responsibility for the operations of the Business, including, without limitation, Robert M. Curley, President — New York, Citizens Bank.
     “Landlord Consents” shall have the meaning set forth in Section 5.2(e).
     “Lease Assignments” shall have the meaning set forth in Section 5.2(d).
     “Lien” shall mean any lien, easement, restrictions, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.
     “Loan Value” shall mean, as of any date, the unpaid principal balance of the Loans, plus Accrued Interest thereon, as reflected on Seller’s general ledger.
     “Loans” shall mean, collectively, the Consumer Loans, the SBA Loans, and the Commercial Loans.
     “Material Adverse Effect” shall mean any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operations, results of operations or the financial condition of the Business taken as a whole; provided, however that “Material Adverse Effect” shall not include any circumstance, change in or effect on the Business: (a) directly or indirectly arising out of or attributable to (i) changes in

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general economic, legal, regulatory or political conditions, (ii) changes in prevailing interest rates, (iii) changes in GAAP, or (iv) any actions expressly provided for pursuant to this Agreement, or (b) directly arising out of or attributable to the announcement of the transactions contemplated by this Agreement.
     “Negative Deposits” shall mean overdrafts in Deposit Liability accounts which are not covered by Advance Lines, and any and all Accrued Interest, all as reflected on Seller’s general ledger as of the close of business on the Closing Date.
     “Offering Memorandum” shall mean the Offering Memorandum provided to Purchaser pursuant to the terms of the Confidentiality Agreement and substantially describing the Business.
     “Parent” shall have the meaning specified in the preamble.
     “Past-Due” shall mean any Loan with respect to which any principal or interest due thereon has been due and unpaid for ninety (90) days or more prior to the Closing Date.
     “Permitted Liens” shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) days past due, which are being contested in good faith by appropriate proceedings, or which are otherwise bonded or insured over, or (d) any other Liens affecting the Purchased Assets which do not adversely affect the ownership, operation or value of such Purchased Assets in any material respect.
     “Person” shall mean any individual, partnership, joint venture, corporation, association, trust, limited liability company, unincorporated organization, government or other entity.
     “Post-Transfer Processing Period” shall mean the ninety (90) day period from and after the Closing Date.
     “Primary Holder” shall mean the first Person listed on the applicable account.
     “Purchase Price” shall have the meaning specified in Section 3.1.
     “Purchased Assets” shall have the meaning specified in Section 2.1(a).
     “Purchaser” shall have the meaning specified in the preamble.
     “Purchaser’s Account” shall mean an account established by Purchaser and identified to Seller no later than three (3) Business Days prior to the Closing Date.
     “Real Property” shall mean each parcel of real property owned by Seller on which a Branch is located, and all improvements thereon and other easements and rights appurtenant thereto, all as more fully described on Schedule 1.1(o).

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     “Real Property Purchase Price” shall mean, with respect to any parcel or parcels of Real Property, the book value specified on Schedule 1.1(p).
     “Regulatory Approvals” shall mean any consent, approval, authorization or other order of, action by, filing or registration with or notification to any governmental authority set forth on Schedule 1.1(q).
     “Residual Processing Account” shall mean a demand deposit account established and maintained by Purchaser with Seller during the period beginning on the Closing Date and ending on the one hundred and thirtieth (130th) day thereafter for the purposes contemplated by this Agreement.
     “Safe Deposit Agreements” shall mean the agreements between Seller (and any predecessors in interest) and a Customer or Customers relating to safe deposit boxes located in the Branches as of the close of business on the Closing Date.
     “SBA” shall mean the United States Small Business Administration or any successor thereto.
     “SBA Consents” shall mean all consents necessary to transfer to Purchaser the SBA Loans.
     “SBA Loans” shall mean (a) the loans listed on Schedule 1.1(r) and as updated on the Closing Date (excluding any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, terminated or extended in the ordinary course of business consistent with Seller’s credit standards between June 1, 2008 and the close of business on the Closing Date, (b) loans of the same type listed on Schedule 1.1(r) originated at the Branches and made in the ordinary course of business or made to a Person having its principal place of business in the Branch Market between June 1, 2008 and the close of business on the Closing Date, which loans are secured by an SBA guaranty, whether in whole or in part (excluding of any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, terminated or extended in the ordinary course of business consistent with Seller’s credit standards between June 1, 2008 and the close of business on the Closing Date and (c) any application taken at a Branch in the ordinary course of business between June 1, 2008 and the close of business on the Closing Date and pending on the Closing Date for a loan of the same type listed on Schedule 1.1(r) which would be secured by an SBA guaranty, whether in whole or in part; provided, however, that SBA Loans shall not include any loan described in (a) or (b) above if such loan, as of the Closing Date, is (i) subject to a pending legal proceeding related to a Customer’s inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Past-Due; and provided, further, that with respect to any such loan, to the extent that as of the Closing Purchaser shall not have received an SBA Consent, such loan shall no longer be deemed an “SBA Loan” hereunder and shall not be included in the Purchased Assets. Each SBA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are reasonably available, whether in the loan file relating

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to such loan or otherwise, including appraisals or environmental studies, if any, any and all collateral held as security therefor by Seller or in which a security interest, Lien or mortgage has been granted to Seller and any and all guarantees, insurance and other credit enhancements relating thereto, and all Accrued Interest thereon, all as exists at the close of business on the Closing Date. SBA Loans shall not include any SBA loan made by Seller to (a) any customer with sales or revenue in any fiscal year of customer of twenty-five million dollars (US$25,000,000) or more as reported by such customer or any credible third-party source and (b) such accounts held by any Person set forth on Schedule 1.1(l) as this Schedule may be updated between the date of this Agreement and the Closing Date to reflect customers that have obtained SBA Loans from the Seller between June 1, 2008 and the close of business on the Closing Date which require the institution providing such accounts to have a credit rating of A or better as rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., provided that such added customers shall not be a government entity; nor shall SBA Loans include any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date or any actions suits or proceedings arising out of Seller’s actions prior to the Closing Date concerning the SBA Loans.
     “Seller” shall have the meaning specified in the preamble.
     “Seller’s Account” shall mean an account established by Seller and identified to Purchaser no later than three (3) Business Days prior to the Closing Date.
     “Sublease Agreement” shall have the meaning specified in Section 8.3(d).
     “Transferred Employees” shall mean all Employees who accept offers of employment from Purchaser as contemplated by Section 9.6(a).
     “Unfunded Advance” shall mean an advance requested under a Loan on or prior to the Closing Date pursuant to the terms and provisions of such Loan that Seller is not obligated to fund until after the Closing Date.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) and similar state and local laws, regulations and other issuances, each as amended.
     Section 1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with GAAP.
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS AND
ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES
     Section 2.1. Purchase and Sale of Purchased Assets; Pre-Closing Adjustments; No Other Assets Purchased.
     (a) Subject to Section 2.1(b) and the other terms and conditions of this Agreement, including, without limitation, the assumption by Purchaser of the Assumed

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Liabilities, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in, to and under certain assets of Seller as described below (collectively, the “Purchased Assets”):
     (i) the Consumer Assets;
     (ii) the Commercial Assets;
     (iii) all of Seller’s rights with respect to the contracts and relationships giving rise to the Deposit Liabilities;
     (iv) the Advance Lines and the Negative Deposits;
     (v) all insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for the Deposit Liabilities following the Closing Date, to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;
     (vi) any of Seller’s prepaid expenses related to the operations of the Business to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5; and
     (vii) all of Seller’s right, title and interest in and to all books and records of the Purchased Assets described in this Section 2.1(a) and the Assumed Liabilities as such books and records may exist or as are held by Seller at the Branches.
     (b) If, at any time after the date of this Agreement and prior to the Closing Date, Seller identifies a Branch Related Account that has not been included on the schedules setting forth the Purchased Assets as of the date of this Agreement, then Seller may add such Branch Related Account to the Purchased Assets with Purchaser’s consent, which shall not be unreasonably withheld, and such Branch Related Account shall be a Purchased Asset for purposes of this Agreement, including, without limitation, for purposes of Section 2.1(a).
     (c) Purchaser understands and agrees that it is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Purchaser has no interest in any other business relationship which Seller or any of its Affiliates has or may have with (i) any Customer or (ii) any other customer of Seller or its Affiliates. Purchaser and Parent further understand and agree that Seller and its Affiliates are retaining any and all rights and claims which any of them may have, including, but not limited to, indemnification or reimbursement rights, with respect to the Purchased Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the Business prior to the Closing.

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     Section 2.2. Assumption of Assumed Liabilities; Pre-Closing Adjustments; No Other Liabilities Assumed.
     (a) Subject to Section 2.2(b) and the other terms and conditions of this Agreement, including, without limitation, the transfer of the Purchased Assets to Purchaser, Purchaser shall, as of the Closing, assume all of the liabilities and obligations of Seller relating to the following (collectively, the “Assumed Liabilities”):
     (i) the Consumer Liabilities;
     (ii) the Commercial Liabilities;
     (iii) the Deposit Liabilities;
     (iv) the Advance Lines and the Negative Deposits;
     (v) the Unfunded Advances;
     (vi) any of Seller’s accrued and unpaid expenses related to the operations of the Business to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;
     (vii) any and all liabilities or obligations of Seller or any of its Affiliates under Environmental Laws relating to, resulting from or arising out of any Loans, or the condition of the Real Property or the Branches as of the Closing Date, or use or operation of the Real Property or Branches by Purchaser after the Closing Date, including, without limitation: (A) the presence, release, or threat of a release of Hazardous Materials on, at or from the Real Property or Branches; (B) notification required by Environment Laws, or Environmental Remediation, with respect to the presence, release, or threat of a release of Hazardous Materials on, at or from the Real Property or Branches; or (C) human exposure to any Hazardous Materials or nuisances of whatever kind to the extent the same arise from the condition of the Real Property or Branches or the ownership, sale, transfer or conveyance thereof; and
     (viii) any and all other liabilities and obligations relating to or arising out of the Purchased Assets or Assumed Liabilities, to be performed after the Closing or arising from and after the Closing Date, but only to the extent that such liabilities or obligations arise or accrue after the close of business on the Closing Date.
     (b) If, at any time after the date of this Agreement and prior to the Closing Date, Seller identifies a Branch Related Account that has not been included on the schedules setting forth the Assumed Liabilities as of the date of this Agreement, then Seller may add such Branch Related Account to the Assumed Liabilities and such Branch Related Account shall be an Assumed Liability for purposes of this Agreement, including, without limitation, for purposes of Section 2.2(a).

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     (c) Except for the Assumed Liabilities and except as otherwise set forth in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or any of its Affiliates, of any kind or nature, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, or otherwise. By way of example, and not limitation, Seller agrees that Purchaser shall not assume or be bound by any obligation or liability with respect to any employee benefit plan, program or arrangement of Seller or any of its Affiliates except as provided for in this Agreement.
ARTICLE III
PURCHASE PRICE; PAYMENT;
SETTLEMENT; TAX ALLOCATION
     Section 3.1. Purchase Price. The purchase price for the Purchased Assets shall be an amount computed as follows (the “Purchase Price”):
     (a) An amount equal to the Deposit Premium; PLUS
     (b) The aggregate of the Real Property Purchase Prices for the Real Property; PLUS
     (c) The aggregate net book value of the Fixed Assets as reflected on the general ledger of Seller as of the close of business on the Closing Date; PLUS
     (d) The Loan Value of the Loans as of the close of business on the Closing Date; PLUS
     (e) The aggregate unpaid principal balance and Accrued Interest of the Advance Lines (to the extent such Accrued Interest shall be outstanding and unpaid for ninety (90) days or less prior to the Closing Date) as reflected on the general ledger of Seller as of the close of business on the Closing Date; PLUS
     (f) The aggregate unpaid principal balance and Accrued Interest of the Negative Deposits (to the extent such Accrued Interest shall be outstanding and unpaid for ninety (90) days or less prior to the Closing Date) as reflected on the general ledger of Seller as of the close of business on the Closing Date; PLUS
     (g) The aggregate net book value of the ATMs as reflected on the general ledger of Seller, as of the close of business on the Closing Date; PLUS
     (h) The aggregate amount of Cash as of the close of business on the Closing Date.
     Section 3.2. Payments at or before Closing. On or prior to the second Business Day immediately preceding the Closing Date, Seller shall deliver the Draft Closing Statement to Purchaser. On or before 1:00 p.m. Eastern Time on the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available funds to Purchaser’s Account the sum of (a)

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the Estimated Payment Amount less (b) the Estimated Deposit Premium. Seller shall make available such work papers, schedules and other supporting documentation as may be reasonably requested by Purchaser to enable it to verify the Draft Closing Statement.
     Section 3.3. Adjustment of Estimated Amounts.
     (a) On or before 12:00 noon Eastern Time on the thirtieth (30th) day following the Closing Date, Seller shall deliver the Final Closing Statement to Purchaser. Seller shall make available to Purchaser and/or its representatives such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify the amounts set forth in the Final Closing Statement.
     (b) (i) Adjusted Payment Amount. On or before 12:00 noon Eastern Time on the sixtieth (60th) day following the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available funds to Purchaser’s Account, an amount equal to the excess of the Adjusted Payment Amount over the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such excess amount from the Closing Date to but excluding the payment date, or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall refund to Seller by wire transfer of immediately available funds to Seller’s Account, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date to but excluding the payment date. Any payment or refund pursuant to this Section 3.3(b)(i) shall be treated, for all purposes, as an adjustment to the Purchase Price.
     (ii) Adjusted Deposit Premium. On or before 12:00 noon Eastern Time on the sixtieth (60th) day following the Closing Date, Purchaser shall pay to Seller by wire transfer of immediately available funds to Seller’s Account, an amount equal to the excess of the Deposit Premium over the Estimated Deposit Premium, plus interest calculated using the Federal Funds Rate on such excess amount from the Closing Date to but excluding the payment date, or, if the Estimated Deposit Premium exceeds the Deposit Premium, Seller shall refund to Purchaser by wire transfer of immediately available funds to Purchaser’s Account, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date to but excluding the payment date. Any payment or refund pursuant to this Section 3.3(b)(ii) shall be treated, for all purposes as an adjustment to the Purchase Price.
     Section 3.4. Allocation of Purchase Price.
     (a) Purchaser and Seller agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated in accordance with a statement prepared by Seller and delivered to Purchaser within fifteen (15) Business Days following the Closing Date, provided, however, that for purposes of such allocations, the Purchase Price shall be determined in accordance with federal income tax principles, as described in the following sentence. Purchaser and Seller agree that, for federal income tax purposes, the Purchase Price shall be treated as being an amount equal to the aggregate Assumed Liabilities assumed by Purchaser under this Agreement, reduced by the aggregate net amount paid by Seller to Purchaser under this Agreement.

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     (b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified on the statement prepared pursuant to Section 3.4(a). In the event any party receives notice of a tax audit proposed adjustment with respect to the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.
     (c) If any federal, state or local tax return report or filing by Purchaser or Seller relating to the transactions contemplated hereby and filed on the basis of the allocation set forth on the statement prepared pursuant to Section 3.4(a) is challenged by the taxing authority with which such return, report or filing was filed, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a “30 Day Letter”, or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall timely keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.
     Section 3.5. Proration; Other Closing Date Adjustments.
     (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account and own the Loans and other Purchased Assets (and all rights associated therewith) until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities (and all rights associated therewith) for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, all items of income and expense shall be prorated as of the close of business on the Closing Date, and shall be settled between Seller and Purchaser as of the Closing Date, whether or not such adjustment would normally be made as of such time.
     (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation, (i) amounts prepaid and unused for safe deposit rentals; (ii) rental and other payments under the Branch Leases, including security deposits; (iii) sales, real estate and use taxes (other than such sales, real estate and use taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Purchaser in accordance with Section 4.1); (iv) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the period from and after the Closing Date; (v) fees for customary annual or periodic licenses or permits; (vi) water, sewer, fuel and utility charges; and (vii) other prepaid items of income and expense, in each case calculated as of the close of business on the Closing Date; provided that items of proration and other adjustments shall not include

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commitment and other fees paid in advance by Customers with respect to the Loans. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date.
ARTICLE IV
TAXES
     Section 4.1. Sales, Transfer and Use Taxes. Any sales, use or similar taxes, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be collected by Seller from Purchaser and remitted to the State of New York. All transfer taxes required in connection with the transfer of the Real Property to Purchaser shall be paid by Seller. All other transfer taxes in connection with the ATM Leases and the Branch Leases, if any, shall be paid by Seller.
     Section 4.2. Information Reports. Purchaser and Seller shall each provide to the IRS on a timely basis and otherwise as required by IRS Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit Liability concerning interest paid on, or contributions to and distributions from, the Deposit Liability accounts, as appropriate, for the periods during which Purchaser and Seller, respectively, administered such accounts, including, without limitation, any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents. Seller shall make such reports for interest paid or credited to Customers through and including the Closing Date and Purchaser shall make such reports after the Closing Date.
ARTICLE V
CLOSING
     Section 5.1. Closing Date. Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place on the Closing Date at a closing (“Closing”) to be held at the offices of Goodwin Procter LLP at 12:00 noon, Eastern Time, or such other place or at such other time as Seller and Purchaser may mutually agree in writing, and shall be effective as of the close of business on the Closing Date.
     Section 5.2. Seller’s Deliveries. At or before the Closing, Seller shall deliver to Purchaser, duly executed and acknowledged where required:
     (a) Bargain and Sale Deeds Without Covenants Against Grantor’s Acts for the Real Property in substantially the form of Exhibit A, duly executed and with such evidence of corporate authority of Seller as may be required in order to record the deeds and satisfy the reasonable requirements of the Real Property’s title insurance (if any), pursuant to which good and marketable fee simple title to Real Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults and without covenants against the grantor’s acts provided that Seller shall convey to Purchaser good and marketable fee simple title to the Real Property, subject only to Permitted

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Exceptions, which is of a condition that permits a reputable title insurance company of national standing to issue an owner’s title insurance policy subject to customary exceptions not affecting marketability of title, together with completed TP 584 and RP 5217 forms;
     (b) A bill of sale for the Purchased Assets in substantially the form of Exhibit B, pursuant to which the Purchased Assets (other than the Real Property) shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults;
     (c) The Assignment and Assumption Agreement;
     (d) Lease assignment and assumption agreements with respect to each of the ATM Leases and Branch Leases in substantially the form of Exhibit D (the “Lease Assignments”), and Seller will use its Best Efforts to obtain estoppel certificates under the ATM Leases and Branch Leases in a form mutually agreeable to the parties;
     (e) Subject to the provisions of Section 8.3, such consents of landlords under the Branch Leases as shall be required pursuant to the terms of such Branch Leases to the assignment of the Branch Leases to Purchaser and to the release of Seller from liability thereunder (the “Landlord Consents”);
     (f) An Officer’s Certificate in substantially the form of Exhibit E;
     (g) An opinion of counsel of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser to the effect that: (i) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly and validly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser and Parent) is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor’s rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;
     (h) The Draft Closing Statement;
     (i) The resignation of Seller as trustee or custodian, as applicable, with respect to each IRA, Keogh Plan or Employee Pension Plan included in the Deposit Liabilities and the appointment of Purchaser as successor trustee or custodian with respect thereto, to the extent permitted by the terms of each IRA, Keogh Plan or Employee Pension Plan, effective at the close of Business on the Closing Date;
     (j) A limited power of attorney granting Purchaser the authority to execute certain documents on behalf of Seller in substantially the form of Exhibit F;

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     (k) Physical possession of all Purchased Assets as are capable of physical delivery;
     (l) Possession of all Loan files and other books, records and documentation regarding the Loans and all collateral in the custody of Seller relating to the Loans;
     (m) Possession of all signature cards and other books, records and documentation (including the Safe Deposit Agreements) regarding the Deposit Liabilities and other Purchased Assets and Assumed Liabilities;
     (n) Such other documents as are necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request; and
     (o) Updated schedules of the Purchased Assets and Assumed Liabilities.
     Section 5.3. Purchaser’s Deliveries. At or before the Closing, Purchaser and Parent shall deliver to Seller, duly executed and acknowledged where required:
     (a) The Assignment and Assumption Agreement;
     (b) Purchaser’s acceptance of its appointment as of the close of business on the Closing Date as successor trustee or custodian, as applicable, with respect to each IRA, Keogh Plan and Employee Pension Plan included in the Deposit Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto;
     (c) The Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease, each such instrument and document in the form and substance reasonably satisfactory to Seller and Purchaser and dated as of the Closing Date;
     (d) An Officer’s Certificate in substantially the form of Exhibit G;
     (e) An opinion of counsel of Purchaser and Parent, dated the Closing Date, in the form and substance reasonably satisfactory to Seller, to the effect that (i) each of Purchaser and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly and validly authorized, executed and delivered by each of Purchaser and Parent, and (assuming due authorization, execution and delivery by Seller) is a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies of the waiver of rights or remedies;

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     (f) The SBA Consents; and
     (g) Such other documents as are necessary to effect the transactions contemplated hereby as Seller shall reasonably request.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as follows:
     Section 6.1. Organization. Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The Deposit Liabilities are insured to applicable limits by the FDIC in accordance with the FDIA, and Seller has paid all assessments and has filed all reports required to be filed by it with the FDIC concerning the Deposit Liabilities.
     Section 6.2. Authority. Seller has the power and authority to enter into and perform this Agreement and any other instruments and documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies, assuming due authorization, execution and delivery by Parent and Purchaser.
     Section 6.3. Non-Contravention. The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Seller do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not, constitute (a) a material breach or violation of or default under, any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, which breach, violation, or default would have a Material Adverse Effect or (b) a breach or violation of or a default under the Articles of Association or Bylaws of Seller.
     Section 6.4. Compliance with Law. The business and operations of the Business are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, other than those laws, rules and regulations of governmental authorities the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect.
     Section 6.5. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending as of the date of the Agreement or, to the Knowledge of Seller, threatened as of the date of the Agreement against or affecting Seller, which would

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reasonably be expected to have a Material Adverse Effect, or which would prevent or materially delay Seller from being able to perform its obligations under this Agreement in all material respects.
     Section 6.6. Tenants; Branch Leases; Real Property.
     (a) There are no tenants or other parties that have a possessory right in and to any space in the Branches owned by Seller.
     (b) Each of the ATM Leases and Branch Leases is in full force and effect, and to the Knowledge of Seller, Seller is not in default of any of its obligations thereunder, except for such defaults that would not have a Material Adverse Effect.
     (c) To Seller’s Knowledge, all permits and approvals of all governmental authorities have been issued and are in full force and effect in connection with Seller’s use of the Real Property and premises under the ATM Leases and the Branch Leases.
     Section 6.7. Title to Purchased Assets. Seller is the lawful owner of each of the Purchased Assets free and clear of all Liens other than Permitted Liens and except for consents required to transfer the Purchased Assets, Seller has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Purchased Assets.
     Section 6.8. Loans.
     (a) Each Loan represents the legal, valid and binding obligation of the related borrower, enforceable by the holder of such Loan in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. Subject to the foregoing sentence, each of the Loans is based upon a valid, binding and enforceable note to which Seller has good and marketable title, and the collateral for each of the Loans that is secured is the collateral described in the applicable security agreement, mortgage, pledge, collateral agreement or other security document.
     (b) Each Loan (i) to the extent secured is secured by a valid and enforceable Lien in the collateral therefor, which Lien is assignable, and (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for practical realization against any collateral therefore.
     (c) Each Loan has been originated, administered and serviced in compliance in all material respects with all applicable laws and any written SBA servicing guidelines.

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     (d) Each Commercial Loan and SBA Loan that was originated by Seller and was made by Seller in accordance with its then current underwriting standards and practices.
     (e) Except as set forth in Section 6.8(a), (b), (c) and (d), Seller makes no representation or warranty of any kind to Purchaser and/or Parent relating to the Loans and Seller shall not be responsible for (i) the sufficiency, value or collectability of the Loans or any document, instrument or agreement in the Loan file, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by any guarantor, surety or other obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, or (v) inspecting any of the property, books or records of any guarantor, surety or other obligor.
     Section 6.9. Limitations on and Disclaimer of Representations and Warranties and Purchaser’s Release in Connection Therewith. Except as otherwise addressed in this Article VI, notwithstanding anything to the contrary contained herein or in any other document or agreement delivered in connection herewith:
     (a) Seller makes no representations or warranties, express or implied, as to the physical condition of the Fixed Assets, all of which are being sold or transferred and assigned “AS IS”, “WHERE IS”, without recourse and with all faults, without any obligation on the part of Seller, at the Closing Date.
     (b) Seller makes no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Branches or Real Property which are being sold or transferred and assigned “AS IS”, “WHERE IS” without recourse and with all faults, without any obligation on the part of Seller, at the Closing Date; provided, however, the Branches shall be in operable condition for their intended purpose except for the condition of the elevator in the Downtown Plattsburgh Branch located at 9 Margaret Street, Plattsburgh, New York which the parties agree, notwithstanding anything in this Agreement to the contrary, Seller shall not be required to repair or remedy such condition or pay for the costs to repair or remedy such condition. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser and Parent hereby release and agree to hold harmless Seller and its Affiliates and waive any claims which Purchaser and Parent may now or hereafter have against Seller, it’s Affiliates, officers, directors, employees or agents relating to the physical condition of the Branches or the Real Property from and after the Closing, including, without limitation, with respect to claims under Environmental Laws or with respect to the presence, release, or threat of a release of Hazardous Materials or any Environmental Condition, or with respect to claims under the ADA.
     (c) Seller makes no representations or warranties to Purchaser and/or Parent as to whether, or the length of time during which, any accounts relating to Deposit

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Liabilities will be maintained by the owners of such Deposit Liabilities after the Closing Date.
     (d) Except as specifically provided for in this Agreement, Seller expressly disclaims and makes no representations or warranties whatsoever with respect to the Business, Purchased Assets or Assumed Liabilities, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectability, documentation or freedom from Liens (in whole or in part) and disclaims any liability and responsibility for any representation, warranty, statement or information otherwise made or communicated, by oversight or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to Purchaser and/or Parent in connection with the transactions contemplated hereby (including, without limitation, any opinion, information, projection, statement or advice contained in the Offering Memorandum or which may have been provided to Purchaser and/or Parent by any employee, officer, agent, stockholder or other representative of Seller or its Affiliates in connection with the transactions contemplated hereby).
     Section 6.10. Books and Records. The books and records of Seller pertaining to the Purchased Assets and Assumed Liabilities fairly reflect information regarding such Purchased Assets and the Assumed Liabilities. Such books and records are in compliance in all material respects with all applicable legal requirements.
     Section 6.11. Certain Labor Matters. Seller is not a party to any employment agreement, severance or similar agreement with any of the Employees, except for the existence of Seller’s employee benefit plans of general application. There are no labor claims pending in any state or federal court of administrative agency involving the National Labor Relations Act which have been filed by or on behalf of any of the Employees, and to Seller’s Knowledge, no group, organization, or union has attempted to organize any of the Employees.
     Section 6.12. Fiduciary Obligations. To Seller’s Knowledge, other than with respect to IRAs, Keogh Plans and Employee Pension Plans, Seller has no trust or fiduciary relationship or obligations with respect to any of the Deposit Liabilities or with respect to any other Purchased Assets.
     Section 6.13. Agreements with Regulatory Authorities. Seller is not party to any written order, decree, agreement or memorandum of understanding with any federal authority that (i) will prevent or impair the ability of Seller to perform its obligations under this Agreement in any material respect or (ii) will impair the validity or consummation of this Agreement or the transactions contemplated hereby by creating a Material Adverse Effect.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND PARENT
Purchaser and Parent jointly and severally represent and warrant to Seller as follows:

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     Section 7.1. Organization. Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of United States. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     Section 7.2. Authority. Each of Purchaser and Parent has the power and authority to enter into and perform this Agreement and any other instruments and documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of each of Purchaser and Parent, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of each of Purchaser and Parent, enforceable against each of Purchaser and Parent in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies, assuming due authorization, execution and delivery by Seller.
     Section 7.3. Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser and/or Parent do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or Parent or to which either is subject, which breach, violation or default would prevent or materially delay Purchaser or Parent from being able to perform their respective obligations under this Agreement, or (b) a breach or violation of or a default under the charter or bylaws (or similar organizational documents) of Purchaser or Parent or to the knowledge of Purchaser or Parent, any material contract or other instrument to which either of them is a party or by which either of them is bound which breach, violation or default which could prevent Purchaser or Parent from performing its obligations under this Agreement in all material respects.
     Section 7.4. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the knowledge of Purchaser or Parent, threatened against or affecting Purchaser or Parent which could prevent or materially delay Purchaser or Parent from performing its obligations under this Agreement in all material respects.
     Section 7.5. Consents and Other Regulatory Matters.
     (a) The execution, delivery and performance of this Agreement and the other instruments and documents to be entered into in connection herewith by Purchaser and Parent do not and will not require any (i) approval, authorization or notification to any regulatory authority of Purchaser or Parent except for the Regulatory Approvals or (ii) consent, approval, authorization or other order of, action by, filing or registration with or notification to any other party.

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     (b) There are no pending, or to the knowledge of Purchaser or Parent, threatened disputes or controversies between Purchaser or Parent and any federal, state or local governmental authority, including, without limitation, with respect to capital requirements that would reasonably be expected (i) to prevent or materially delay Purchaser or Parent from being able to perform their respective obligations under this Agreement or (ii) to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Neither Purchaser nor Parent has received any indication from any federal, state or local governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Each of Purchaser and Parent believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals and to timely consummate the transactions contemplated hereby.
     (c) The deposits of Purchaser are insured by the FDIC in accordance with the FDIA, and Purchaser has paid all assessments and has filed all reports required to be filed by it by the FDIC.
     (d) As of the date hereof and as of the Closing Date, without giving effect to the transactions contemplated hereby, Purchaser (i) is, and immediately upon consummation of the transactions contemplated hereby will be, at least “adequately capitalized,” as defined in the FDIA, and (ii) meets and following consummation of the transactions contemplated hereby will meet, all capital requirements, standards and ratios required by each federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it will, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.
     (e) As of the date hereof and as of the Closing Date, without giving effect to the transactions contemplated hereby, Parent meets, and immediately upon consummation of the transactions contemplated hereby will meet, all capital requirements, standards and ratios required by each federal bank regulator with jurisdiction over Parent, including, without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it will, condition any of the Regulatory Approvals upon an increase in Parent’s capital or compliance with any capital requirement, standard or ratio.
     (f) Purchaser was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither Parent nor Purchaser has received any notice of, and neither Purchaser nor Parent has any knowledge of, any planned or threatened objection by any community group to any of the transactions contemplated hereby.

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     Section 7.6. WARN Act. Neither Purchaser nor Parent is planning or contemplating, and neither Purchaser nor Parent has made or taken, any decisions or actions concerning the Transferred Employees after the Closing that would require the service of notice under the WARN Act.
     Section 7.7. Capital Available. Purchaser and Parent each has sufficient capital and capital sources to raise sufficient capital to acquire the Business and the Purchased Assets, to assume the Assumed Liabilities and to perform their respective other obligations hereunder and under any of the other instruments or documents executed in connection herewith; it being understood by all parties that Purchaser’s and Parent’s obligations to acquire the Business, to purchase the Purchased Assets, to assume the Assumed Liabilities and to perform their respective other obligations hereunder is not conditioned on raising any equity capital, obtaining specific financing thereof, obtaining the consent of any lender or any other matter.
     Section 7.8. No Broker. Except for Keefe, Bruyette, & Woods, Inc., no broker or finder, or any other party or agent performing similar functions, has been retained by Parent or any of its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Parent or any of its Affiliates in connection with any of the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Parent or any of its Affiliates on account of such transactions.
ARTICLE VIII
COVENANTS OF SELLER
Seller covenants and agrees with Purchaser as follows:
     Section 8.1. Conduct of the Business. From the date hereof through the Closing Date, Seller shall (unless Seller receives Purchaser’s consent to do otherwise):
     (a) Conduct its business relating to the Purchased Assets and Assumed Liabilities in the usual, regular and ordinary course consistent with past practice;
     (b) Use commercially reasonable efforts to maintain and preserve intact its relationships generally with the Employees and the Customers;
     (c) Take no action which would materially adversely affect or delay the ability of any party to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement;
     (d) Not dispose of any assets or liabilities related to the Branches to be acquired or assumed by Purchaser under the terms of this Agreement, except in the ordinary course of business consistent with past practice; and
     (e) Not materially alter any of its policies or practices with respect to the rates, fees, charges, level of services or products available at or to Customers of the Branches except for such alterations as may be instituted generally for similar branch

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offices of Seller and in accordance with the ordinary course of business consistent with past practices.
     Section 8.2. Regulatory Approvals. Seller shall use its commercially reasonable efforts to assist Purchaser and Parent in obtaining the Regulatory Approvals. To the extent permitted by applicable law, Seller shall provide Purchaser or the appropriate governmental authorities with all information reasonably required to be submitted by Seller in connection with the Regulatory Approvals.
     Section 8.3. Branch and ATM Consents.
     (a) To the extent such documents and records are in Seller’s possession, Seller shall provide Purchaser with copies of all existing (i) title policies, (ii) surveys and (iii) related title documents thereto, relating to the Real Property and the premises indentified in each ATM Lease and Branch Lease, within fifteen (15) Business Days after the date of this Agreement.
     (b) Seller shall use its commercially reasonable efforts (which shall not require Seller or any other Person to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord of a Branch Lease or ATM Lease, the consent of which is required under the terms of the applicable Branch Lease or ATM Lease to the assignment of such Branch Lease or ATM Lease to Purchaser, to execute a Landlord Consent in favor of Purchaser.
     (c) Notwithstanding anything to the contrary contained in this Agreement, Seller’s failure to obtain a Landlord Consent from a landlord under a Branch Lease or ATM Lease after using such commercially reasonable efforts to obtain the same shall not entitle Purchaser or Parent to terminate this Agreement. Rather, Purchaser and Parent acknowledge and agree that they shall remain obligated to perform all of their respective obligations hereunder with respect to the applicable Branch or ATM location, including, without limitation, the assumption of the Deposit Liabilities relating thereto and the payment of the full Purchase Price without any reduction or adjustment, but excluding only Purchaser’s obligation to assume such Branch Lease or ATM Lease.
     (d) If, despite Seller’s commercially reasonable efforts, a Landlord Consent to assignment of a Branch Lease or ATM Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee, lump sum or rent increase or other consideration, Seller shall, if permitted without the consent of the Landlord under the Branch Lease or ATM Lease, sublease the Branch or ATM location to Purchaser pursuant to a sublease agreement which shall be for the remainder of the existing term of the Branch Lease or ATM Lease, as applicable, and which shall provide for Purchaser to perform all of the obligations of Seller under such Branch Lease or ATM Lease and which otherwise shall contain mutually agreeable terms (a “Sublease Agreement”).
     Section 8.4. Other Consents. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased

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Asset, Deposit Liability or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Seller thereunder or be contrary to applicable law. Seller shall use its commercially reasonable efforts (which shall not require Seller or any other Person to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to obtain any such consents, and to the extent such consents are not obtained despite such efforts, to secure an arrangement reasonably satisfactory to Purchaser or Parent ensuring that Purchaser or Parent will receive the benefits under the agreement for which such consent is being sought following the Closing; provided, however, that Seller shall not have any obligation to obtain such consent or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain the same as set forth in this Section 8.4 and Purchaser or Parent shall remain obligated to close the transactions contemplated herein, subject to the other provisions hereof, and shall have no remedy for Seller’s failure to obtain any such consent or to provide any such alternative arrangement.
     Section 8.5. Nonsolicitation. During the Branch Nonsolicitation Period, Seller shall not establish a branch, automated teller machine or loan production office in the Branch Market; provided, however, that this prohibition shall not restrict, in any manner or at any time, (a) Seller’s ability to acquire any existing branch, automated teller machine and loan production office in the Branch Market as a result of Seller’s acquisition of another financial institution or any part of such institution, provided that such acquisition of one or more branches, automated teller machines and loan production offices within the Branch Market does not constitute more than fifty percent (50%) of all the branches, automated teller machines and loan production offices acquired in such acquisition; or (b) the acquisition of Seller or any part of Seller by another Person. During the General Nonsolicitation Period, Seller shall not (i) solicit the Customers or utilize a list of the Customers for any deposit account, lending, safe deposit, trust or government banking services; or (ii) advertise or market such services through advertisements or marketing efforts primarily directed to or primarily targeting the Branch Market or Customers. Notwithstanding anything in this Agreement to the contrary, and provided that in no event shall Seller advertise or market services or products through advertisements or marketing efforts primarily directed to or primarily targeting, or directly solicit, any government entities within the Branch Market (except for the Olympic Regional Development Authority as provided in (D) below), the following shall not constitute activities prohibited by or a breach of this Section 8.5: (A) newspaper, radio, television, Internet and other advertisements, marketing efforts and solicitations that do not primarily target the Customers or the Branch Market, provided that (i) the list of the Customers shall not be used in any such marketing efforts or solicitations and (ii) no such marketing efforts or solicitations shall be included in any newspaper or periodical having more than half of its circulation in the Branch Market or broadcast by any television or radio station physically located in the Branch Market; (B) providing any products and services to any Person who has not been directly solicited by Seller and who requested such products and services from Seller without Seller violating this Section 8.5; (C) any advertising, marketing, soliciting, obtaining, and providing products and services of or to (i) any commercial or institutional Persons located in the Branch Market with sales or revenue in any fiscal year of the Person of twenty-five million dollars (US$25,000,000) or more as reported by such Person or any credible third-party source, (ii) any Person set forth on Schedule 1.1(l) as this Schedule may

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be updated between the date of this Agreement and the Closing Date as provided in this Agreement, and (iii) any Person having any product, service and account with Seller not transferred, acquired or assumed by Purchaser pursuant to this Agreement, provided that Seller shall not actively solicit any Person having a certificate of deposit account relating to Government CD Liabilities after such account matures; (D) any advertisements, marketing, promotions, solicitations and other matters in connection with that certain Sponsorship Agreement between Seller and/or its Affiliate and the Olympic Regional Development Authority; (E) any interaction with Persons and any products and services provided by Seller through Seller’s Internet and call center channels, as well as through any automated teller machines located outside the Branch Market or any automated teller machines established in the Branch Market pursuant to that certain Sponsorship Agreement between Seller and/or its Affiliate and the Olympic Regional Development Authority, or at a location outside of the Branch Market; (F) providing any product and service that is excluded or not covered by this Agreement; (G) any credit card, student lending, national mortgage and home equity lending, commercial asset-based lending, leasing and indirect auto lending activities of Seller; (H) providing any notices or communications to Customers in furtherance of the transactions contemplated by this Agreement; and (I) providing any products and services to any Person which requires the institution providing such products and services to have a credit rating of A or better as rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser understand and agree that occasional, inadvertent or de minimis violations of this Section 8.5 by Seller shall not be deemed a breach or violation of this Section 8.5.
     Section 8.6. Nonsolicitation of Purchaser’s Employees. During the General Nonsolicitation Period, Seller, shall not solicit for employment, retain as an independent contractor or consultant or induce to terminate employment with Purchaser or otherwise interfere with Purchaser’s employment relationship with (a) any Transferred Employee or (b) any person who is employed by Purchaser in an executive or management level position and was a person with whom Seller had contact in connection with transactions contemplated by this Agreement that is set forth on Schedule 8.6; provided, however, that this Section 8.6 shall not apply if such employee: (a) has been terminated by Purchaser or any of its Affiliates for any reason, (b) is hired by Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements, internet search sites or periodicals of general circulation, or (c) was not solicited by Seller or its Affiliates.
ARTICLE IX
COVENANTS OF PURCHASER AND PARENT
     Purchaser and Parent jointly and severally covenant and agree with Seller as follows:
     Section 9.1. Regulatory Approvals and Standards.
     (a) Purchaser and Parent shall use their respective commercially reasonable efforts to obtain as expeditiously as possible the Regulatory Approvals and SBA Consents and shall file within fifteen (15) Business Days after the execution of this Agreement all necessary applications, notices or other filings of Purchaser and Parent to

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obtain the Regulatory Approvals and SBA Consents. Purchaser shall provide to Seller, at least five (5) Business Days prior to filing, copies of all draft regulatory applications, notices and other filings (other than confidential portions thereof) and shall use reasonable efforts to reflect any comments of Seller in such filings. As of the Closing, Purchaser and Parent shall each satisfy all of the standards and requirements imposed as a condition to obtaining, or necessary to comply with, the Regulatory Approvals and the SBA Consents. Purchaser or Parent shall pay any fees charged by any governmental authorities to which they must apply to obtain any of the Regulatory Approvals or the SBA Consents. Neither Purchaser nor Parent shall take any action that would adversely affect or delay the ability of any other party to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Purchaser shall notify Seller promptly (and in no event later than one (1) Business Day following notice) of any significant development with respect to any application, notice or other filing Purchaser or Parent files with any governmental authority in connection with the transactions contemplated by this Agreement.
     (b) From the date hereof through the Closing Date, (i) Purchaser shall (A) remain at least “adequately capitalized”, as defined in the FDIA, (B) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches, and (C) maintain at least a “Satisfactory” Community Reinvestment Act rating, and (ii) Parent shall meet all capital requirements, standards and other ratios required by each state of federal regulator with jurisdiction over Parent, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches.
     (c) Purchaser agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and Customers in the event Purchaser should at any time determine to close, consolidate or relocate any of the Branches or to close, consolidate or relocate any branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement. Purchaser shall not be permitted to deliver or otherwise provide any notices to regulators or Customers regarding a proposed closing, consolidation or relocation of any Branch prior to the Closing Date.
     Section 9.2. Consents. Purchaser and Parent shall provide such financial and other information as shall be reasonably requested by landlords under the Branch Leases or by any other Person in connection with obtaining their consent to the transfer to Purchaser of a Purchased Asset or Assumed Liability. Notwithstanding anything to the contrary contained herein, Purchaser agrees that the form of Landlord Consent with respect to a Branch Lease may be modified at the request of a landlord to incorporate any and all conditions, terms and agreements such landlord may require with respect to such landlord’s required consent to the assignment of such Branch Lease to Purchaser, provided that such conditions, terms and agreements do not constitute a material or monetary modification of such Branch Lease.

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     Section 9.3. Solicitation of Accounts. Prior to the Closing, neither Purchaser nor any of its Affiliates shall solicit Customers through advertising specifically referencing or targeted to Customers nor transact their respective businesses in such a way which is reasonably likely to (a) induce Customers to close Deposit Liability accounts with Seller and open deposit accounts directly with Purchaser or any of its Affiliates, (b) result in the transfer of all or a portion of an existing Deposit Liability from Seller or (c) induce Customers to refinance their Loan with Purchaser or any of its Affiliates. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers or the Branch Market, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with Customers through branch offices of Purchaser, (iii) respond to unsolicited inquiries by Customers with respect to banking or other financial services offered by Purchaser and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.
     Section 9.4. Nonsolicitation of Seller’s or its Affiliates’ Employees. During the General Nonsolicitation Period, Purchaser and its Affiliates shall not solicit for employment, retain as an independent contractor or consultant or induce to terminate employment with Seller or any of its Affiliates any then current employee or officer of Seller or any of its Affiliates who is not employed by Purchaser pursuant to Section 9.6 or who is located in New York, is involved in Seller’s or any of its Affiliates’ New York business, or is or was involved in the transactions contemplated by this Agreement; provided, however, that this Section 9.4 shall not apply to Purchaser’s or its Affiliates’ employment of such employee if such employee (a) has been terminated by Seller or any of its Affiliates for any reason, (b) is hired by Purchaser or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements, internet search sites or periodicals of general circulation or (c) was not solicited by Purchaser or its Affiliates.
     Section 9.5. Recording of Instruments of Assignment.
     (a) No later than ten (10) Business Days following the Closing Date, Purchaser shall have recorded in all appropriate recording offices all deeds relating to the Real Property.
     (b) No later than six (6) months following the Closing Date, Purchaser shall have recorded all other instruments required, necessary or reasonably desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities by Purchaser, including, without limitation, all assignments of mortgage, financing statements, and security agreements relating to the Loans.
     Section 9.6. Transferred Employees. Purchaser and Parent each covenant to Seller that it will do or cause the following to occur:
     (a) No later than the Final Approval Date, Purchaser shall offer employment beginning as of the close of business on the Closing Date to all Employees, upon terms and conditions described in Sections 9.6(b) and 9.6(c) and subject to the Closing. The

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position offered by Purchaser to each Employee must be a Comparable Job. Employees employed by Purchaser shall be employees “at will” and may be terminated at any time.
     (b) Each Employee offered employment by Purchaser shall be offered employment subject to the following terms and conditions:
     (i) Following the close of business on the Closing Date, Transferred Employees shall be entitled to salary or base wage adjustments according to Purchaser’s employment policies; and
     (ii) Vacation benefits shall be equivalent to the vacation benefits provided by Seller or its Affiliates to such employee as of the close of business on the Closing Date, until the first anniversary of the Closing Date. Any vacation balance to which such employee is entitled in the year of Closing shall carry over to Purchaser and Purchaser shall provide Employee with a fair and reasonable opportunity to use all such vacation time within three (3) months of the Closing Date. In no event shall any Employee be required to forfeit vacation that the Employee earned while employed by Seller. As of the three (3) month anniversary of the Closing Date, Transferred Employees shall receive for vacation, sick and personal days the amount of paid time off to which they are entitled under Purchaser’s policies as in effect then and from time to time thereafter with respect to vacation time on a going forward basis.
     (c) Purchaser shall provide each Transferred Employee immediately following the Closing with the following or on such other date mutually agreed upon by the parties in the case of the first sentence of Section 9.6(c)(iv):
     (i) Each Transferred Employee will be eligible to participate in any qualified profit sharing plan/40l(k) plan or plans of Purchaser or its Affiliates, based on each plan’s eligibility criteria as of the close of business on the Closing Date. Each Transferred Employee shall be credited with the period of years of service recognized under Seller’s 401(k) plan in determining eligibility to participate, vesting and level of matching contributions in such plan or plans;
     (ii) Each Transferred Employee will be eligible to participate in Purchaser’s or its Affiliates qualified pension plan or plans, based on each such plan’s eligibility criteria as of the close of business on the Closing Date. Each Transferred Employee shall be credited with the period of years of service recognized under Seller’s pension plan in determining eligibility to participate and vesting (but not for benefits or benefit accruals) in Purchaser’s or its Affiliates pension plan(s);
     (iii) Each Transferred Employee will receive credit for years of service with Seller for purposes of calculation of wage and salary increases, benefits and waiting period eligibility in Purchaser’s or its Affiliates other miscellaneous benefits programs, including, but not limited to, vacation, severance, leaves of absence, education assistance, sick leave, short and long-term disability plans and

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other similar benefits. Transferred Employees will not receive such credit for benefit accrual purposes;
     (iv) Each Transferred Employee will become immediately eligible to participate in health and welfare plans available to Purchaser’s other similarly situated employees, including, but not limited to, medical, dental, life insurance and short and long-term disability plans, as such plans may exist, without the need to provide any evidence of insurability. Purchaser shall waive any eligibility waiting periods and pre-existing condition limitations with respect to such Transferred Employee and his or her dependents, and such Transferred Employee and his or her eligible dependents shall be given credit for amounts paid under a corresponding plan of Seller or its Affiliates for purposes of applying deductibles and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Purchaser’s plans;
     (v) Upon conclusion of his or her short term disability or temporary leave of absence, each Transferred Employee on such leave as of the Closing Date shall receive the greater of the salary and vacation benefits in effect (A) when he or she went on leave or (B) upon the conclusion of such leave to the extent that such Transferred Employee was entitled to any pay increase or vacation entitlement during such leave of absence pursuant to Seller’s leave of absence policies. Each such Transferred Employee shall otherwise be treated as a Transferred Employee and shall be offered by Purchaser a Comparable Job to his or her position with Seller prior to the leave; and
     (vi) To the extent that the 401(k) plan of Purchaser or its Affiliates accepts cash roll-overs, Purchaser shall allow such Transferred Employee to roll over into such plan, to the extent permitted by law, any cash distributions received from Seller’s qualified pension and 401(k) plans, including any outstanding loan balances from Seller’s qualified 401(k) plan.
     (vii) Seller or its Affiliates shall be responsible for providing all notices and continuation coverage requires under Section 4980B of the Code and Sections 601 through 608 of ERISA to all individuals who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treas. Reg. § 54.4980B-9) as a result of the consummation of the transactions contemplated by this Agreement.
     (viii) For each Transferred Employee, Seller and Purchaser shall, and shall cause their respective service providers to, act in good faith to facilitate, as of the Closing Date, a reasonable transition of participation from the health care and dependent care flexible spending account plans maintained by Seller or its Affiliates to similar plans maintained by Purchaser and its Affiliates on the other hand, including, with respect to each such Transferred Employee, a transfer of both the contribution election made by such Transferred Employee, as well as the amounts contributed (but not yet paid as reimbursements) by such Transferred Employee as of the Closing Date. In addition, in connection with such reasonable transfer described in the preceding sentence, Seller shall provide Purchaser with a

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true, complete and correct record of amounts paid and/or reimbursed on behalf of each such participating employees under the relevant plans maintained by Seller or its Affiliates during the plan year in which the Closing Date occurs.
     (d) Purchaser shall be responsible for all obligations (including obligations to provide notices) and liabilities, if any, which may arise in connection with any Transferred Employee under the WARN Act. Purchaser shall indemnify and hold Seller and its Affiliates and their respective officers, directors, employees or agents harmless for any WARN Act obligations or liabilities of Seller and its Affiliates that are triggered by any mass layoff, plant closing or other employment action by Purchaser or its Affiliates within any ninety (90) day period following after Closing Date.
     (e) Subject to the provisions of this Section 9.6, Transferred Employees will be subject to the employment terms, conditions and rules of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee.
     (f) Purchaser and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-34 I.R.B. 320 (Aug. 18, 2004) for wage reporting with respect to the Transferred Employees.
     Section 9.7. Interviews. Purchaser shall be solely responsible for any acts or omissions which are wrongful, illegal or in contravention of this Agreement made by it or its Affiliates in connection with interviewing or hiring the Employees. At mutually agreed upon times following the initial announcement described in Section 10.2(a), Purchaser shall be permitted to meet with the Employees to discuss employment opportunities with Purchaser, provided that representatives of Seller shall be permitted to attend any such meetings. From and after the Final Approval Date, Purchaser shall also be permitted to interview Employees outside of normal business hours or at other times as Seller may agree and may, with Seller’s approval, conduct such interviews at the Branches; provided that Purchaser must in good faith attempt to schedule such interviews in a manner which does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the Employees for transportation costs to and from the locations where Purchaser shall interview such employees and compensate the Employees or reimburse Seller at the Employees respective applicable standard or overtime rates for the time spent in such interviews. Such transportation costs shall be reimbursed according to the standard mileage rate provided in the IRS regulations.
     Section 9.8. Compliance with Law. The Loans are being sold servicing-released. As of the close of business of the Closing Date and thereafter, Purchaser shall administer the Loans, Advance Lines, and Deposit Liability accounts in compliance with applicable law, and any applicable agreements and the Loan documents (in the case of the Loans and Advance Lines).
     Section 9.9. Parent’s Guaranty. Subject to the terms and conditions of the Agreement, Parent hereby guarantees the performance by Purchaser of Purchaser’s obligations under this Agreement and under any other agreements made, or instruments or documents executed, in connection therewith.

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ARTICLE X
ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS
     Section 10.1. Access by Purchaser. Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon three (3) Business Days’ notice to Seller to the Branches, Employees, depository records, Loan files, and all other documents and other information concerning the Branches, the Business, the Purchased Assets, the Assumed Liabilities, and Employees as Purchaser may reasonably request; provided, however, that one or more representatives of Seller or its Affiliates shall be permitted to be present at all times and provided, however, further that with respect to information concerning Employees, Seller’s sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of the Employees and Seller shall not be required to provide Purchaser with access to or copies of any personnel files or other individualized employee files or documents, all of which is, and following the Closing shall remain, the sole property of Seller. Notwithstanding the foregoing, in no event shall Seller or any of its Affiliates be required to provide (a) any information which Seller, in its sole discretion, deems proprietary, including, without limitation, Seller’s “credit scoring” system, branch or credit practices, policies or procedures, or staffing models, (b) any information which is protected by the attorney-client privilege, (c) any records or minutes of Seller’s Board of Directors, or (d) Seller’s or any of its Affiliates’ tax returns.
     Section 10.2. Communications to Employees; Training.
     (a) Seller and Purchaser agree that promptly following the execution of this Agreement, meetings shall be held at such location as Purchaser and Seller shall mutually agree, provided that one or more representatives of Seller or its Affiliates shall be permitted to attend such meetings, to announce Purchaser’s proposed acquisition of the Business to the Employees. Seller and Purchaser shall mutually agree as to the scope and content of all communications to the Employees. Except as specifically provided in this Section 10.2(a), in no event prior to the Closing shall Purchaser contact any Employee without the prior written consent of Seller.
     (b) At mutually agreed upon times following the initial announcement described in Section 10.2(a), Purchaser shall be permitted to meet with the Employees to discuss employment opportunities with Purchaser, provided that one of more representatives of Seller or its Affiliates shall be permitted to attend any such meetings. From and after the Final Approval Date, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree, with the Employees and may, in Seller’s sole discretion, conduct such training seminars at the Branches; provided that Purchaser must in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the Employees for transportation costs to and from the locations where Purchaser shall train such employees and compensate the Employees or reimburse Seller at the Employees respective applicable standard or overtime rates for the time spent in such training and traveling to such training.

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     Section 10.3. Communications with Customers.
     (a) Following the Final Approval Date but not earlier than fifteen (15) days or such longer period if required by law prior to the anticipated Closing Date, Purchaser shall send a Customer Notice to each Customer. The form and content of each Customer Notice shall be subject to the approval of Purchaser and Seller and the cost of printing and mailing the Customer Notices shall be borne solely by Purchaser. Following the Final Approval Date, Purchaser shall also be entitled to provide solely at its own expense such other notices or communications to Customers relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller, which approval shall not unreasonably be withheld or delayed.
     (b) Except as specifically provided herein, in no event will Purchaser or its Affiliates contact any Customers prior to the Final Approval Date without the prior written consent of Seller, which may not be unreasonably withheld; provided that Purchaser may contact Customers in connection with (i) advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers, (ii) lending, deposit, safe deposit, trust or other financial services relationships of Purchaser with Customers through branch offices of Purchaser existing as of the date hereof, (iii) unsolicited inquiries by Customers to Purchaser with respect to banking or other financial services provided by Purchaser, and (iv) notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.
     Section 10.4. Public Announcements. Seller, Purchaser and Parent each agree, from the date hereof, not to issue any press release or make any other public announcement regarding this Agreement or any of the transactions contemplated hereby without first consulting with the other parties upon the substance and timing of such announcement or comment and obtaining the advance approval of such parties, which approval shall not be unreasonably withheld or delayed. Further, Purchaser and Parent acknowledge the sensitivity of this transaction to the Employees and agree that prior to Closing, no announcements or communications with the Employees shall be made without prior written approval of Seller.
ARTICLE XI
BRANCHES
     Section 11.1. Environmental Diligence.
     (a) During the Environmental Due Diligence Period, Purchaser may conduct at Purchaser’s sole expense, environmental investigations for purpose of identifying Environmental Conditions, including, at Purchaser’s election, so-called “Phase I” assessments and/or “Phase II” subsurface investigations, by an Environmental Consultant.
     (b) Any such environmental investigations shall be conducted after reasonable advance notice to Seller (which shall not be less than forty-eight (48) hours advance

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notice), and at a mutually convenient time that does not interfere with Seller’s normal business operations. No sampling, destructive testing, or subsurface investigations shall be undertaken until Purchaser has provided Seller with a proposed scope of work describing generally the location and extent of the sampling, testing, or subsurface investigations to be conducted, and Purchaser and Seller have reached mutually agreeable and reasonable terms for access, including the that Purchaser’s Environmental Consultant: (i) shall conduct any environmental investigations permitted pursuant to this Section 11.1(b) with reasonable care, in compliance with all laws, and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such investigation and in the case of any subsurface investigations, the removal of all monitoring wells (unless Seller requests such monitoring wells to remain); (ii) must be duly licensed under applicable state laws; and (iii) must provide proof of adequate insurance in Seller’s reasonable discretion (which insurance shall, in each instance, name Seller as an additional insured upon Seller’s request), including workers’ compensation, employers liability insurance, comprehensive general liability insurance, automobile insurance, umbrella/excess liability insurance, and environmental impairment and/or pollution liability insurance.
     (c) In the event that any such environmental investigations are not completed within the Environmental Due Diligence Period through no fault of Purchaser or its Environmental Consultant, Purchaser may request, prior to the expiration of the initial forty-five (45) day period, an extension of the Environmental Due Diligence Period for a reasonable period of time, not exceeding thirty (30) days, solely to permit completion of such investigations. If an extension is requested, the Environmental Due Diligence Period shall be deemed to extend for such additional period of time as requested, not to exceed thirty (30) days. Additional extensions may be granted at Seller’s reasonable discretion.
     (d) In the event that as a result of such investigation, Environmental Conditions are identified, the Environmental Remediation of which, in the reasonable judgment of Purchaser’s Environmental Consultant, is or will be the responsibility of Seller, or of Purchaser should it acquire such Branch parcel, and which in the reasonable judgment of Environmental Consultant to a reasonable degree of professional certainty will cost more than fifty thousand dollars (US$50,000) to investigate and/or remediate, Purchaser shall deliver to Seller on or before the close of the Environmental Due Diligence Period the written report of the Purchaser’s Environmental Consultant presenting all necessary information regarding the Environmental Conditions and the Environmental Remediation required. Seller shall have the right to review and to deliver to Purchaser Seller’s response, which shall include whether Seller agrees or disagrees regarding the cost of any such Environmental Remediation. Seller shall deliver such response to Purchaser in writing not more than fifteen (15) days after receipt of such report, and if Seller disagrees with Purchaser’s position, a statement of the reasons for such disagreement.

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     (e) In the event that Seller agrees with the conclusions of Purchaser’s Environmental Consultant in connection with the cost of Environmental Remediation at any parcel of Real Property, Seller may, at its election:
     (i) Make an adjustment to the Purchase Price for the mutually agreed upon estimated costs of the Environmental Remediation of any such Environmental Condition(s) in excess of fifty thousand dollars (US$50,000), which shall not have been completed on or prior to the Closing Date, with respect to such parcel of Real Property; or
     (ii) Take such steps as are necessary to perform Environmental Remediation by the Closing Date (or make provisions to take such steps following the Closing Date as shall be reasonably satisfactory to Seller and Purchaser at Seller’s expense); or
     (iii) Lease to Purchaser such parcel of Real Property for an initial period of ten (10) years pursuant to a lease agreement containing customary terms and conditions mutually agreed to by the parties; provided further that if, during the term of such lease agreement or renewal or extension thereof, Seller shall deliver to Purchaser a report of an Environmental Consultant certifying that the Environmental Remediation of any Environmental Conditions at or on any such leased parcel of Real Property has been completed, Purchaser shall be required to purchase such parcel of Real Property, at the Real Property Purchase Price in the event such report is delivered within nine (9) months of the Closing Date, and, thereafter, at the fair market value of such real property as agreed to by the parties or, if no such agreement is reached within thirty (30) days of delivery of such report, as determined pursuant to an real estate appraisal performed by an experienced real estate appraiser selected by two other real estate appraisers designated by Seller and Purchaser, respectively.
     (f) In the event that Seller does not agree with the conclusions of Purchaser’s Environmental Consultant regarding a parcel of Real Property, the parties agree to refer the matter to a third Environmental Consultant reasonably acceptable to all parties for dispute resolution as follows:
     (i) The parties may make presentations to the third Environmental Consultant of their respective positions regarding the cost of Environmental Remediation required to address the identified Environmental Conditions at such parcel of Real Property, and following such presentations, the third Environmental Consultant shall render his or her opinion regarding the extent and cost of the required Environmental Remediation. The parties agree that the determination of the third Environmental Consultant regarding the cost of any required Environmental Remediation shall be final and binding on the parties, for purposes of the applicability of this Section. In the event that the third Environmental Consultant determines that the cost of such Environmental Remediation will exceed fifty thousand dollars (US$50,000), the provisions of Section 11.1(e) shall apply, and Purchaser shall be considered the “prevailing

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party” for purposes of Section 11.1(f)(ii), immediately below. In the event such cost shall be fifty hundred thousand dollars (US$50,000) or less, Seller shall be such “prevailing party.”
     (ii) Each party shall bear its own fees and expenses in connection with the resolution of disputes under this Section 11.1, and the fees and expenses of the third Environmental Consultant shall be borne by the party who did not prevail in its position before the third Environmental Consultant.
     (iii) With respect to any dispute to be resolved hereunder involving a parcel of Real Property located in any state in which environmental professionals are licensed by such state, each of the three Environmental Consultants participating in the dispute resolution process hereunder shall be so licensed.
ARTICLE XII
TRANSITIONAL MATTERS
     Section 12.1. Payment of Deposit Liabilities.
     (a) From and after the Closing Date, Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Liability account customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who have Deposit Liability accounts. If any Customer who has a Deposit Liability account draws checks, drafts, or negotiable orders of withdrawal against the Deposit Liability which are presented or delivered to Seller prior to the ninetieth (90th) day after the Closing Date, Seller shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser’s sole expense. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability to, or obligation of, Seller or any of its Affiliates and shall not affect any of the rights of Seller under this Agreement. Purchaser shall notify Customers that upon the expiration of the Post-Transfer Processing Period, any Items which are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Customers but no later than thirty (30) days following the Closing Date by first class U.S. mail and by posting signs in the Branches during the Post-Transfer Processing Period. The form of such notice shall be subject to the prior written approval of Seller.
     (b) Purchaser hereby acknowledges that if, after the Closing Date, any Customer who has a Deposit Liability account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including Accrued Interest thereon) shall

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demand payment from Seller for all or any part of any such Deposit Liabilities (including Accrued Interest thereon), Seller shall not be liable or responsible for making such payment.
     (i) Purchaser authorizes Seller to debit and credit the Residual Processing Account as provided in this Article XII. Purchaser and Seller shall identify to the other and make available on a daily basis individuals to serve as liaisons between Purchaser and Seller in order to resolve any settlement or other reconciliation issues relating to the Assumed Liabilities, including, but not limited to, reconciliation issues arising from loan payments that are incorrectly sent to Seller following the Closing Date.
     (ii) During the period beginning on the Closing Date and ending on the ninetieth (90th) day thereafter, Seller shall: (A) accept for forwarding to Purchaser all Items which are presented to Seller for payment in any manner including, without limitation, through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser; (B) out sort all such Items and deliver them to Purchaser; (C) notify Purchaser by telephone by noon of the Business Day following Seller’s receipt of any Item in excess of ten thousand dollars (US$10,000) that Seller has received such Item, whereupon Purchaser will direct Seller to either return, pay or deliver over such Item and Seller shall promptly comply with such direction; and (D) debit the Residual Processing Account for the amount of any Items that Seller has paid unless Purchaser has directed Seller to return such Item.
     (iii) After the Closing Date, Purchaser will make every reasonable effort to notify all ACH originators entries affecting the Deposit Liability accounts and Loans of the terms and effect of the transactions contemplated hereby. During the period beginning on the Closing Date and ending on the one hundred and twentieth (120th) day thereafter, Seller shall on each Business Day, deliver to Purchaser each previous Business Day’s transactions via an ACH format tape or paper listing of all ACH entries received by Seller for debit or credit to a Deposit Liability account or Loan and Seller shall debit or credit the Residual Processing Account, as applicable.
     (iv) Seller shall be under no obligation to accept after the Closing Date any deposits for the Deposit Liability accounts. In the event that Seller accepts any deposits for the Deposit Liability accounts on or after the Closing Date, Seller will credit promptly the Residual Processing Account for the amount of any such deposits and will deliver deposit tickets for such deposits to Purchaser. Seller will credit the Residual Processing Account for any electronic credits to the Deposit Liability accounts which Seller may receive and will notify Purchaser promptly of such credits. Purchaser agrees to credit promptly Customers in the amount of such deposits and electronic credits and to process any such Items so deposited and transferred to Purchaser for collection. Promptly following the Closing Date,

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Purchaser shall notify originators of electronic credits of the new account numbers of Purchaser for the transferred Deposit Liability accounts.
     Section 12.2. Delivery of Purchaser’s Check Forms. Purchaser shall, at its sole cost and expense, notify all Customers who have a Deposit Liability account by the Customer Notice discussed in Section 10.3(a) or such later notice received at least five (5) days prior to the Closing Date (the substance of such other notice shall be reasonably acceptable to Seller), of Purchaser’s impending assumption of the Deposit Liabilities (which shall include a notification to those Deposit Liability account Customers whose accounts are then covered by any type of overdraft protection offered by Seller, including, but not limited to, an Advance Line, that from and after the Closing Date all such overdraft protection from Seller shall terminate) and furnish each such Customer with checks, deposit tickets, or other similar instruments using the forms of Purchaser, which shall be appropriately encoded with Purchaser’s routing number and with accurate account numbers, and with instructions to the Customer to utilize such checks, deposit tickets, or other similar instruments on Purchaser’s forms on and after the Closing Date and thereafter to destroy any unused checks on Seller’s forms; such notice and such delivery of checks by Purchaser shall be by first class U.S. mail.
     Section 12.3. Uncollected Checks Returned to Seller. From and after the Closing Date, Seller shall be entitled to debit from the Residual Processing Account, or if funds are not available in the Residual Processing Account Purchaser shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or any other withdrawal orders (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to any Deposit Liability accounts which are returned uncollected to Seller after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Liability accounts for Items cashed by Seller (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument), as of the close of business on the Closing Date which Items are subsequently dishonored.
     Section 12.4. Default on Loan Payments to Seller. If the balance due on any Loan has been reduced by Seller as a result of a payment by check or draft received prior to the close of business on the Closing Date, which Item is returned to Seller after the Closing Date, the Loan Value of such Loan shall be correspondingly increased and Seller shall be entitled to debit from the Residual Processing Account, or if funds are not available in the Residual Processing Account Purchaser shall promptly pay to Seller within three (3) Business Days after demand by Seller by wire transfer of immediately available funds to an account designated by Seller, an amount in cash equal to such increase.
     Section 12.5. Notices to Obligors on Loans.
     (a) Purchaser shall, following the Final Approval Date, but no later than fifteen (15) days prior to the Closing Date, prepare and transmit, at Purchaser’s sole cost and expense, to each obligor of each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller, to the effect that the Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser’s name as

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payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the person to whom and the place at which payments are to be made. To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Purchaser’s sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.
     (b) To the extent that any of the Loans transferred from Seller, to Purchaser, involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. § 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required Customer notices; however, Purchaser shall be responsible for the delivery and all costs related to the production and delivery of such notices.
     Section 12.6. Telephone Numbers. The phone system and phone numbers associated with each Branch shall remain with Purchaser, and Purchaser shall be responsible for related charges and expenses following the Closing Date.
     Section 12.7. New ATM/Debit Cards. Purchaser shall, at its sole cost and expense, furnish automated teller machine/debit cards to Customers who have Deposit Liability accounts to replace Seller’s automated teller machine/debit cards in the Customer Notice described in Section 10.3(a) or such later notice received at least five (5) days prior to the Closing Date (the substance of such later notice shall be reasonably acceptable to Seller). Purchaser shall, no later than five (5) days prior to the Closing Date, notify affected Customers to destroy Seller’s automated teller machine/debit cards as of the Closing Date and shall notify such Customers of Purchaser’s withdrawal limits immediately following the Closing by form of notice reasonably acceptable to Seller.
     Section 12.8. Installation of Equipment by Purchaser. Subsequent to the Final Approval Date and prior to the Closing Date, Seller shall cooperate with and permit Purchaser, at Purchaser’s option and sole cost and expense, to make provision for the installation of teller equipment in the Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of the Branches.
     Section 12.9. Deactivation of ATMs and ATM/Debit Cards. On the Closing Date, Seller shall deactivate all automated teller machine/debit cards issued with respect to all Deposit Liability accounts and shall electronically block access of those cards to the Deposit Liability accounts, and shall deactivate the ATMs not later than 3:00 p.m. Eastern Time on the Closing Date. Point-of-sale transactions shall be settled between Purchaser and Seller for a period of forty-five (45) days after the Closing Date through the Residual Processing Account.
     Section 12.10. Signage. During the seven (7) day period immediately preceding the Closing Date, Seller shall cooperate with any reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser’s choosing at the Branches prior to the Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in a manner that does not significantly

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interfere with the normal business activities and operations of the Branches, that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing Date, and that such signage complies with all applicable zoning and permitting laws and regulations and has, if necessary, received the prior approval of the owner or landlord of the Branches. Immediately following the Closing Date, Seller shall, at its sole cost and expense, commence activities directed to accomplishing the removal of all of Seller’s existing signage at the Branches and will diligently pursue such activities in good faith so that such removal may be effected as promptly as practicable following the Closing. In the event that the Closing is not consummated, Purchaser shall, at its sole cost and expense, immediately remove its signage from the Branches and shall indemnify and hold Seller harmless for any and all costs and expenses incurred by Seller with respect to Purchaser’s actions taken pursuant to this Section 12.10.
     Section 12.11. Actions With Respect to IRA, Keogh Plan and Employee Pension Plan Deposit Liabilities.
     (a) At or before the Closing, Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA, Keogh Plan and Employee Pension Plan of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA, Keogh Plan or Employee Pension Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, Keogh Plan or Employee Pension Plan, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser’s plan documents for its IRA, Keogh Plans and Employee Pension Plan, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor or Keogh Plan or Employee Pension Plan employer sponsor such notice of the foregoing as is required by the documentation governing each such IRA, Employee Pension Plan or Keogh Plan or applicable law. Purchaser shall be solely responsible for delivering its IRA, Employee Pension Plan and Keogh Plan documents to the applicable IRA grantor and Keogh Plan or Employee Pension Plan employer sponsor, including, but not limited to, a beneficiary designation form to be completed by the applicable IRA grantor or Keogh Plan or Employee Pension Plan participant; provided, however, that in the event that an IRA grantor or Keogh Plan or Employee Pension Plan participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or Employee Pension Plan or applicable law, (A) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor or Keogh Plan or Employee Pension Plan employer sponsor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (B) such IRA or Keogh Plan or Employee Pension Plan includes assets which are not Deposit Liabilities and are not being transferred to Purchaser or the assumption of such deposit liabilities included in such IRA or Keogh Plan or Employee Pension Plan would result in a loss of qualification of such IRA or Keogh Plan or Employee Pension Plan under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA or Keogh

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Plan or Employee Pension Plan shall be excluded from the Deposit Liabilities (such excluded deposits liabilities being herein called the “Excluded IRA/Keogh/Employee Pension Plan Deposits”). Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee or custodian, as applicable, for such IRAs or Keogh Plans or Employee Pension Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.
     (b) To the extent the Deposit Liabilities include certain IRAs, Keogh Plans and Employee Pension Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan or Employee Pension Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70-1/2, effective as of the Closing Date, Purchaser shall continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes as of the close of business on the Closing Date the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.
     Section 12.12. Bulk Transfer Laws. Seller and Purchaser hereby waive compliance with any applicable bulk transfer laws. If by reason of any applicable bulk sales law any claims are asserted by creditors of Seller, such claims shall be the sole responsibility of Purchaser if such claims arise under any of the Purchased Assets or Assumed Liabilities.
     Section 12.13. Signature Cards and other Account Documentation.
     (a) For a period of one (1) year following the Closing, promptly upon receipt of a written or oral request from Purchaser, Seller shall provide Purchaser with a copy of the signature card or other account authorization documentation, including, but not limited to, corporate resolutions, evidence of corporate existence or otherwise, held by it which has been requested by Purchaser and which relates to any Customer whose Loan and/or Deposit Liability has been transferred to or assumed by Purchaser.
     (b) For a period of one (1) year following the Closing, promptly upon receipt of a written or oral request from Seller, Purchaser shall provide Seller with a copy of the signature card or other account authorization documentation, including, but not limited to, corporate resolutions, evidence of corporate existence or otherwise, held by Purchaser which has been requested by Seller and which relates to any customer whose loan and/or deposit liability was not transferred to or assumed by Purchaser.
ARTICLE XIII
CONDITIONS TO CLOSING
     Section 13.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller

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except as to the condition described in 13.1(c) which cannot be waived) on or before the Closing Date, of each of the following conditions:
     (a) All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser and/or Parent on or before the Closing Date shall have been duly complied with and performed in all material respects;
     (b) The representations and warranties made by Purchaser and/or Parent herein and in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date;
     (c) All Regulatory Approvals shall have been obtained and shall be Final and no condition shall be contained in any Regulatory Approval which shall require Seller to defer the receipt of all or any portion of the Purchase Price;
     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and
     (e) Seller shall have received the items to be delivered by Purchaser and Parent pursuant to Section 5.3.
     Section 13.2. Conditions to Obligations of Purchaser and Parent. The obligations of Purchaser and Parent under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 13.2(c) which cannot be waived) on or before the Closing Date, of each of the following conditions:
     (a) All of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;
     (b) The representations and warranties made by Seller herein and in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect;

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     (c) The Regulatory Approvals shall have been obtained and shall be Final;
     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and
     (e) Purchaser shall have received the items to be delivered by Seller pursuant to Section 5.2.
ARTICLE XIV
DATA PROCESSING
     Section 14.1. Conversion.
     (a) Seller and Purchaser shall convert account information as to the Deposit Liabilities and the Loans on the Closing Date in accordance with the provisions of Schedule 14.1.
     (b) All tasks and obligations concerning the provision of data processing services to or for the Branches after the Closing Date, shall be performed solely and exclusively by Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or comply with such obligations, except as and to the extent attributable to any delay, failure, or inability on the part of Seller in performing its obligations in accordance with Schedule 14.1, shall not result in any liability or obligation of Seller or any of its Affiliates and shall not affect any of the rights of Seller under this Agreement.
ARTICLE XV
INDEMNITY
     Section 15.1. Seller’s Indemnity. Seller shall indemnify, hold harmless and defend Purchaser and its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers and employees from and against all Damages which Purchaser or its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers or employees shall receive, suffer or incur, arising out of or resulting from:
     (a) Any liability of Seller which is not an Assumed Liability;
     (b) The breach of any representation, warranty, covenant or agreement made by Seller in this Agreement; and
     (c) Except for Assumed Liabilities, all liabilities under all pension and welfare benefit plans (as defined in Sections 3(1) and (2) of ERISA), and any supplemental unemployment benefit, deferred compensation or other employee benefit

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plan of Seller or its Affiliates with respect to any and all periods prior to and subsequent to the Closing Date, including, without limitation, all liabilities under ERISA, any liabilities for any accumulated funding deficiency as such term is defined in Section 302 of ERISA and Section 412 of the Code and for any liability to the Pension Benefit Guaranty Corporation, the IRS, participants, beneficiaries, employees, or any other public or private person, incurred with respect to or attributable to any plan of Seller.
     Section 15.2. Purchaser’s and Parent’s Indemnity. Purchaser and Parent, jointly and severally, shall indemnify, hold harmless and defend Seller and its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers and employees from and against all Damages which Seller or its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers or employees shall receive, suffer or incur, arising out of or resulting from:
     (a) The Assumed Liabilities, including, without limitation, any provisions contained in any Branch Lease or any ATM Lease assigning any liability after the Closing Date to Seller in the event of an assignment or sublease of such lease;
     (b) Any act or omission of Purchaser from or after the close of business on the Closing Date relating to the Purchased Assets, the Assumed Liabilities or the Transferred Employees;
     (c) The breach of any representation, warranty, covenant or agreement made by Purchaser or Parent in this Agreement; or
     (d) The Purchased Assets or Assumed Liabilities asserted by creditors of Seller or any of its Affiliates after the Closing Date under any applicable bulk sales laws.
     Section 15.3. Indemnification Procedure. If an Indemnified Party is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XV (whether or not the amount of the claim is then quantifiable), the Indemnified Party shall promptly give written notice thereof to the Indemnitor, and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor’s rights shall have been prejudiced or the Indemnitor’s liability shall have been increased thereby. If any claim, action, suit or other proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such claim, action, suit or other proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party’s counsel, representation by the Indemnitor’s counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or other proceeding which would give rise to the Indemnitor’s liability under its indemnity unless such settlement includes as an unconditional release by the claimant or plaintiff of the Indemnified Party, in form and substance

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reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or other proceeding. If the Indemnitor assumes the defense of any claim, action, suit or other proceeding as provided in this Section 15.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense (unless provided otherwise in this Section 15.3). If the Indemnitor shall not promptly assume the defense of any claim, action, suit or other proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate at the expense of the Indemnitor, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.
     Section 15.4. Limitations on Liability.
     (a) Notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be entitled to indemnification pursuant to this Article XV and, if applicable, Section 9.6(d), unless and until its aggregate Damages shall be in excess of one hundred thousand dollars (US$100,000), at which time such party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed such amount. Notwithstanding anything in this Agreement to the contrary, the limitation in the preceding sentence shall not apply to Purchaser’s or Parent’s indemnification obligations contained in Section 15.2(a) concerning any provisions contained in any Branch Lease assigning any liability to Seller in the event of an assignment of such lease. In no event shall the Damages payable by Seller, individually, or by Purchaser and Parent, collectively, in the aggregate exceed forty million dollars (US$40,000,000).
     (b) The amount of any Damages arising from a breach by Seller of the representations and warranties set forth in Section 6.8 due to the existence of a Lien which is not in respect of borrowed money and does not materially impair the continued use and operation of the related Purchased Asset shall be limited to the lesser of (i) the cost of satisfying or removing such Lien and (ii) the actual impairment to the Purchased Asset caused by the existence of such Lien.
     (c) EACH OF THE PARTIES TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY AND CONSEQUENTIAL DAMAGES IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO. NOTWITHSTANDING THE FOREGOING, IN THE EVENT A NONAPPEALABLE COURT ORDER REQUIRES A PARTY TO PAY A THIRD PARTY THAT IS NOT AN AFFILIATE SUCH DAMAGES AND SUCH DAMAGES ARE SUBJECT TO THE OTHER PARTY’S INDEMNIFICATION OBLIGATION CONTAINED IN THIS AGREEMENT AND AS LIMITED BY OTHER PROVISIONS IN THIS AGREEMENT, SUCH

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DAMAGES SHALL NOT BE SUBJECT TO THE LIMITATION ON LIABILITY CONTAINED IN THIS SECTION 15.4(c).
     Section 15.5. General.
     (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XV to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XV shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly refund to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).
     (b) In addition to the requirements of Section 15.5(a), each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XV to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.
     (c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.
     (d) Except for the parties’ rights to specific performance and injunctive relief, the remedies set forth in this Article XV constitute the sole remedies available under this Agreement, unless specifically stated otherwise in this Agreement. The parties agree that no indemnity shall be payable for any Damages with respect to any breach of this Agreement if prior to the Closing such party receives a written notice from the other party (i) disclosing such breach or breaches and (ii) informing such party that such breach or breaches constitute a Material Adverse Effect.
     (e) All indemnification payments under this Article XV shall be deemed adjustments to the Purchase Price.

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ARTICLE XVI
POST-CLOSING MATTERS
     Section 16.1. Further Assurances. From and after the Closing Date:
     (a) Except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the operations of the Business and Seller shall, give such further assurances and execute, acknowledge and deliver all such instruments as may be reasonably necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated hereby; provided that Seller need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 16.1(a) unless such costs or expenses are approved by Purchaser and are immediately reimbursed by Purchaser.
     (b) Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take all such further action as may be reasonably necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 16.1(b) unless such costs or expenses are approved by Seller and are immediately reimbursed by Seller.
     (c) Purchaser and Parent hereby give Seller further assurances that in the event that any asset or liability of Seller which is not a Purchased Asset or an Assumed Liability is erroneously transferred to Purchaser or Parent as part of the Purchased Assets or Assumed Liabilities, Purchaser and Parent shall promptly upon knowledge of such erroneous transfer execute, acknowledge and deliver all such instruments as may be necessary or appropriate to effectively vest in Seller title to such erroneously transferred asset or liability, as is reasonably agreed to by each party.
     (d) Seller hereby gives Purchaser further assurances that in the event that any asset or liability of Seller which is a Purchased Asset or an Assumed Liability is erroneously not transferred to Purchaser at the Closing, Seller shall, promptly upon knowledge of such erroneous transfer, execute, acknowledge and deliver all such instruments as may be necessary or appropriate to effectively vest in Purchaser title to such asset or liability, as is reasonably agreed to by each party.
     (e) In the event any such erroneously transferred or not transferred asset or liability is transferred to Seller or Purchaser, as the case may be, pursuant to Section 16.1(c) or Section 16.1(d), the parties shall, as between themselves, treat any such asset or liability as having been or not been transferred, as the case may be, on the Closing Date with an appropriate adjustment in the Purchase Price, so that the parties will receive the benefits and be subject to the obligations thereunder as they would have received if the asset or liability, as applicable, had been transferred properly, as reasonably agreed to by each party.
     Section 16.2. Access to Books and Records. For a period of seven (7) years from the Closing Date, each party shall, subject to applicable law regarding the confidentiality of bank records, have commercially reasonable access to any books and records of the other parties relating to the Business, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation

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purposes, or for tax or accounting purposes or as otherwise appropriate for the requesting party’s legitimate business needs; provided that in the event that as of the end of such period any tax year of Seller is under examination by any taxing authority, Seller shall have such access to such books and records until a final determination of the tax liability of Seller for that year has been made. If such copies or extracts require use of a party’s equipment or facilities, the user shall promptly reimburse the other party for all out-of-pocket costs incurred.
     Section 16.3. Deposit Histories. In case of any dispute with or inquiry by any Customer whose Deposit Liability account is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Customer within a period of time and in a manner which would comply with all applicable laws, provided that Seller has been given a reasonable period of time to respond to Purchaser’s request.
ARTICLE XVII
MISCELLANEOUS
     Section 17.1. Expenses.
     (a) Except as otherwise provided herein, each party shall each pay all of its own out-of-pocket expenses in connection with this Agreement and any other agreements, instruments or documents referenced herein, including investment banking, appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.
     (b) Except as otherwise provided in this Agreement, Purchaser shall pay all (i) recording, filing or other fees, costs and expenses relating to the transfer of the Purchased Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser (including, without limitation, fees, costs and expenses for (A) preparation of title commitments, abstracts or searches, surveys, inspections, environmental audits or other investigations, (B) filing of any forms (including, without limitation, tax forms) with governmental authorities in connection with the transfer or assignment of the Real Property or Fixed Assets, and (C) recording instruments or documents evidencing any transfers or assignments of interests in real property), and (ii) all costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities including, but not limited to, fees and expenses payable to the SBA in connection with the transfer to Purchaser of the SBA Loans and fees payable in connection with the transfer of the Loans.

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     Section 17.2. Trade Names and Trademarks.
     (a) Purchaser and Parent acknowledge and agree that notwithstanding anything to the contrary contained herein, it has, and following the Closing shall have, no interest in or to the names “RBS Citizens”, “Citizens Bank” or any other trade name, trademark or service mark, logo or corporate name of Seller or any of its Affiliates. After the Closing, Parent shall not use, and shall not permit Purchaser or any of its other Affiliates to use any such trade names, trademarks, service marks, logos or corporate names of Seller or any of its Affiliates.
     (b) From and after the Closing, Purchaser and Parent agree not to use any forms or other documents bearing any trade or corporate name, trademark, service mark or logo of Seller or any of its Affiliates, without the prior written consent of Seller, which consent may be denied or given and limited in Seller’s sole discretion. If such consent is given, Purchaser and Parent hereby agree that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser or Parent as the party using the form or document.
     Section 17.3. Termination. This Agreement shall terminate upon the occurrence of any of the following:
     (a) Upon mutual written agreement of the parties;
     (b) Upon written notice by either Purchaser, Parent or Seller to the other parties immediately upon receipt by Purchaser, Parent or Seller of notice from any governmental authority that Purchaser, Parent or Seller, as the case may be, has been denied any Regulatory Approval by Final order;
     (c) By Purchaser, Parent or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) upon written notice to the other parties if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement and any other agreements, instruments or documents referenced herein, on the part of the other parties, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that Purchaser and Parent shall not have the right to terminate this Agreement pursuant to this Section 17.3(c) unless Seller’s breach of representations, warranties, covenants, or other agreements taken together has had a Material Adverse Effect;
     (d) By Seller upon written notice to the other parties if Purchaser or Parent has not filed all applications set forth in Section 9.1(a) within the time specified in such Section; and
     (e) By Seller upon written notice to the other parties if the Closing has not occurred by December 15, 2008.
     Section 17.4. Modification, Amendment and Waiver. No modification or amendment of any provision of this Agreement shall be binding unless in writing and executed by the party or

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parties sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of any party hereunder may be waived by the parties to whom such covenant is given or whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent any such condition is required by law; provided, that, any such waiver must be in writing.
     Section 17.5. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of any party hereto may be assigned without the prior written consent of the other parties hereto, except for assignments by operation of law.
     Section 17.6. Confidentiality.
     (a) From and after the date hereof, the parties and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a Regulatory Approval, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any applicable national securities exchange or otherwise.
     (b) Except as otherwise required by law, regulations or rules, including the rules of any self regulatory organization (as defined in the Securities Exchange Act of 1934, as amended), the parties shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules, including the rules of the Financial Industry Regulatory Authority or any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other parties is received, which consent shall not be unreasonably withheld or delayed.
     Section 17.7. Entire Agreement; Governing Law. This Agreement contains the entire agreement among the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, provided that the terms of the Confidentiality Agreement, to the extent not inconsistent with the terms hereof, shall continue to apply. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York General Obligations Law which shall govern), except to the extent preempted by federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
     Section 17.8. Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, the parties agree that any and all Damages arising from, or relating to, the subject matter of this Agreement, including, without limitation, Damages subject to the indemnification

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provisions of this Agreement, shall be decided as provided in this Section 17.8 if the amount in controversy of any Damages does not exceed one million dollars (US$1,000,000).
     (a) Mediation. Each party (“Claimant”) agrees to notify the other parties in writing, within a commercially reasonable timeframe and as promptly as possible, regarding any Damages for which the Claimant demands mediation as provided in this Section 17.8. Such notice (“Claim Notice”) shall describe the Damages, the relevant facts and circumstances supporting the Damages, and any documents in Claimant’s possession supporting the Damages. The parties will attempt to resolve all such conflicts as promptly as possible and in good faith before proceeding to mediation. If any Damages remain unresolved for any reason after thirty (30) Business Days following the delivery of the Claim Notice, or such other period of time as mutually agreed to in writing, then following such period, the parties shall, upon the written demand of any party, proceed to mediation.
     The Damages shall be submitted to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and the parties shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator (seeking assistance in such regard from the AAA) within fifteen (15) Business Days of the date the Damages were submitted to mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) Business Days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the parties.
     (b) Arbitration. If the parties cannot agree to a mediator within fifteen (15) Business Days of the date the Damages were submitted to mediation or if the Damages are not resolved within thirty (30) Business Days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, the Damages shall be submitted to, and finally determined by, binding arbitration in accordance with the relevant provisions of this Section 17.8.
     The arbitration shall be conducted before a three (3) person panel of arbitrators. In the event Seller and Purchaser cannot unanimously agree upon the arbitrators, each of Seller and Purchaser shall select an arbitrator and the two (2) arbitrators will select the third.
     (c) Mediation and Arbitration Requirements.
     (i) Any mediation or arbitration shall be convened in an agreed upon location or, in the absence of agreement, then in New York, New York.
     (ii) The parties shall maintain the confidentiality of all aspects of any mediation or arbitration, including documents produced in discovery, filings, and the existence of the mediation or arbitration proceedings, except as disclosure may be required or compelled by applicable law.

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     (iii) The AAA shall provide the parties with a written decision containing a reasoned explanation for its decision and the computation of any damage award.
     (iv) The costs of the AAA shall be shared equally by the parties. Each party shall bear its own expenses in preparing for and presenting its case.
     (d) Arbitration Requirements.
     (i) To the maximum extent practicable, an arbitration proceeding between the parties shall be concluded within one hundred and eighty (180) days of the filing of the dispute for arbitration with the AAA.
     (ii) Judgment upon the award of the arbitrator may be entered in any court having competent jurisdiction. An arbitrator shall have no authority to award damages or other remedies inconsistent with the limitations set forth in this Agreement.
     (e) Specific Performance. No provision of, or the exercise of any right(s) under, this Section 17.8, shall limit the right of any party in appropriate circumstances to seek to obtain injunctive relief remedies under Section 17.14.
     Section 17.9. Consent to Jurisdiction; Waiver of Jury Trial.
     (a) EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION, OTHER PROCEEDING OR COUNTERCLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.
     (b) EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION, OTHER PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A

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JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 17.9 HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 17.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
     Section 17.10. Severability. In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.
     Section 17.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties.
     Section 17.12. Notices. All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party to the other parties shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service, or facsimile transmission, if to Seller addressed to:
RBS Citizens, N.A.
One Citizens Plaza
Providence, RI 02903
Attention: Bradford B. Kopp
Facsimile number: (401) 282-2619
and
Citizens Financial Group, Inc.
One Citizens Plaza
Providence, RI 02903
Attention: Bradford B. Kopp
Facsimile number: (401) 282-2619
with copies to:
General Counsel
Citizens Financial Group, Inc.
28 State Street
38th Floor
Boston, MA 02109

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Attention: Joel J. Brickman, Esq.
Facsimile number: (617) 725-5620
and if to Purchaser or Parent addressed to:
Community Bank, N.A.
5790 Widewaters Parkway
DeWitt, NY 13214
Attention: Mark E. Tryniski
     President and Chief Executive Officer
Facsimile number: (315) 445-7347
with a copy to:
Community Bank, N.A.
5790 Widewaters Parkway
DeWitt, NY 13214
Attention: George J. Getman
     Executive Vice President and General Counsel
Facsimile number: (315) 445-7347
and
Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, NY 13202
Attention: Ronald C. Berger
Facsimile number: (315) 218-8100
Notice by certified mail shall be deemed to be received three (3) Business Days after mailing of the same. Any party may change the persons or addresses to whom or to which notices may be sent by written notice to the others.
     Section 17.13. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a Person are also to its successors and assigns; except as the context may otherwise require, “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement, instrument or other document are to such agreement,

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instrument or document as amended and supplemented from time to time; references to “Article”, “Section” or another subdivision or to an “Exhibit” or “Schedule” are to an article, section or subdivision hereof or an “Exhibit” or “Schedule” forming a part of this Agreement. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit.
     Section 17.14. Specific Performance. The parties acknowledge that a non-breaching party: (a) could not be adequately compensated by monetary damages in the event of a breach of this Agreement by a breaching party, (b) would suffer irreparable harm in the event of such breach and (c) shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.
     Section 17.15. No Third Party Beneficiaries. The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties. No future or present employee or customer of any party hereto nor any of its affiliates, successors or assigns or other Person shall be treated as a third party beneficiary in or under this Agreement.
     Section 17.16. Survival. All representations, warranties, covenants, obligations and agreements contained in this Agreement shall survive and continue in full force and effect for a period of one (1) year after the Closing Date and thereafter shall terminate, except for (a) a claim for which written notice shall have been given prior to such expiry date, in which case indemnity relating to such claim shall survive until such claim is resolved (it being understood that claims not made within such period shall not survive and no indemnity shall be made therefor), (b) any provisions in this Agreement explicitly stating a longer or shorter period of performance or obligation, such provisions shall survive for such longer or shorter period, and (c) Section 17.6 which shall survive without limitation.
[Remainder of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

RBS CITIZENS, NATIONAL ASSOCIATION
By:	/s/ Bradford B. Kopp
	Name:	Bradford B. Kopp
	Title:	Group Executive Vice President

COMMUNITY BANK, NATIONAL ASSOCIATION
By:	/s/ Mark E. Tryniski
	Name:	Mark E. Tryniski
	Title:	President and Chief Executive Officer

COMMUNITY BANK SYSTEM, INC.
By:	/s/ Mark E. Tryniski
	Name:	Mark E. Tryniski
	Title:	President and Chief Executive Officer